Form 10-K405, Exhibit 13
period 1996-12-31
WESTCO BANCORP INC
filed 1997-03-21
CIK 885413

                                                                      Exhibit 13

CORPORATE PROFILE
--------------------------------------------------------------------------------

Westco Bancorp, Inc. is the parent company of First Federal Savings of Westchester, headquartered in Westchester, Illinois. First Federal Savings of Westchester was founded in 1906 with the goal of providing savings and home loan financial services to the communities it served. It continues to fulfill that primary goal today with full service operations in a primary market that includes the western suburban area of Chicago. The common stock of Westco Bancorp, Inc. trades under the symbol of WCBI on the NASDAQ National Market System. Stock subscriptions in Westco Bancorp, Inc. were first offered to the public on June 26, 1992.



TABLE OF CONTENTS
--------------------------------------------------------------------------------
Selected Financial Highlights..............................................    1

Letter to Shareholders.....................................................  2-3

FINANCIAL SECTION

Selected Financial Data....................................................  4-5

Management's Discussion and Analysis....................................... 6-13

Independent Auditors' Report...............................................   14

Consolidated Statement of Financial Condition..............................   15

Consolidated Statement of Income...........................................   16

Consolidated Statement of Changes in Stockholders' Equity..................   17

Consolidated Statement of Cash Flows.......................................   18

Notes to Consolidated Financial Statements.................................19-33

Officers and Directors.....................................................   34

Corporate Information......................................................   34

                                       1
--------------------------------------------------------------------------------
SELECTED FINANCIAL HIGHLIGHTS


(Dollars in Thousands)                               AT DECEMBER 31,
--------------------------------------------------------------------------------
                                                 1996        1995         1994
--------------------------------------------------------------------------------
Total assets                                 $310,992    $306,143     $299,571
Loans receivable, net                         223,898     209,069      205,115
Deposits                                      255,154     250,644      245,323
Increase (decrease) in deposits                 4,510       5,321       (4,280)
Stockholders' equity                           47,833      47,917       46,388
Equity to total assets                          15.38%      15.65%       15.48%

Net interest income                          $ 11,010    $ 10,982     $ 10,413
Net income                                      3,288       4,167        3,961
Loans originated                               58,158      48,594       57,866
Interest rate spread during period               2.88%       3.06%        2.90%
Fully-diluted earnings per share                $1.16       $1.42        $1.27
Book value per share at end of period          $18.63      $17.78       $16.41

                                       4
--------------------------------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL DATA AND
OTHER DATA OF THE COMPANY

                                                                     AT DECEMBER 31
                                                                 (Dollars in Thousands)
------------------------------------------------------------------------------------------------------------
                                                  1996        1995         1994         1993         1992
------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL DATA:
  Total assets                                $310,992     306,143      299,571      301,806      310,699
  Loans receivable, net                        223,898     209,069      205,115      189,800      188,757
  Investment securities                         69,564      82,612       81,816       94,995      106,051
  Deposits                                     255,154     250,644      245,323      249,603      257,720
  Stockholders' equity                          47,833      47,917       46,388       45,033       44,243
------------------------------------------------------------------------------------------------------------
SELECTED OPERATING DATA:
  Interest income                             $ 23,384      22,414       20,818       21,675       22,843
  Interest expense                              12,374      11,432       10,405       11,236       14,056
------------------------------------------------------------------------------------------------------------
    Net interest income                         11,010      10,982       10,413       10,439        8,787
      Less provision for loan losses                --          --           --           --          449
------------------------------------------------------------------------------------------------------------
    Net interest income after
      provision for loan losses                 11,010      10,982       10,413       10,439        8,338
------------------------------------------------------------------------------------------------------------
  Non-interest income:
    Loan fees and service charges                  274         187          199          284          288
    Commission income                              250         245          306          297          350
    Unrealized gain on trading
      securities - net                               7          34           10           54           --
    Gain (loss) on sale of securities               80         145          (10)          13          (11)
    Gain on sale of real estate owned               --          --           30           33            9
    Other income                                   252         233          298          325          292
------------------------------------------------------------------------------------------------------------
      Total non-interest income                    863         844          833        1,006          928
------------------------------------------------------------------------------------------------------------
  Non-interest expense:
    Staffing costs                               3,199       3,184        3,030        3,149        2,914
    Office occupancy and equipment                 468         543          498          462          451
    Federal deposit
      insurance premiums                           557         571          583          559          562
    SAIF special assessment                      1,602          --           --           --           --
    Other                                        1,050       1,046          986        1,080        1,029
------------------------------------------------------------------------------------------------------------
          Total non-interest expense             6,876       5,344        5,097        5,250        4,956
------------------------------------------------------------------------------------------------------------
  Income before income tax expenses              4,997       6,482        6,149        6,195        4,310
  Income tax expenses                            1,709       2,315        2,188        2,086        1,413
  Income before cumulative effect of
    change in accounting principles              3,288       4,167        3,961        4,109        2,897
  Cumulative effect of change in
    accounting for income tax (1)                   --          --           --           --          254
------------------------------------------------------------------------------------------------------------
  NET INCOME                                  $  3,288       4,167        3,961        4,109        2,643
------------------------------------------------------------------------------------------------------------

(1) Reflects adoption of Statement of Financial Accounting Standards No. 109 (SFAS 109)

                                       5
--------------------------------------------------------------------------------
SELECTED FINANCIAL RATIOS AND OTHER DATA

                                                                                     AT DECEMBER 31
                                                                                 (DOLLARS IN THOUSANDS)
---------------------------------------------------------------------------------------------------------------------------------
                                                         1996            1995            1994            1993            1992
---------------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS:
    Return on average assets                             1.06%           1.38%           1.30%           1.35%            .90%
    Return on average
       stockholders' equity                              6.83            8.86            8.54            9.08            7.66
    Average stockholders' equity to
       average assets                                   15.56           15.61           15.24           14.90           11.79
    Stockholders' equity to total assets                15.38           15.65           15.48           14.92           14.24
    Interest rate spread during period                   2.88            3.06            2.90            2.90            2.45
    Net interest margin (1)                              3.65            3.77            3.52            3.55            3.08
    Operating expenses to
       average assets                                    2.22            1.77            1.67            1.73            1.69
    Net interest income to operating
       expenses                                          1.60x           2.05x           2.04x           l.99x           1.77x
    Average interest-earning assets to
       average interest-bearing liabilities              1.19x           1.18x           1.18x           1.17x           1.11x

 ASSET QUALITY RATIOS:
    Non-performing loans to
       total loans (2)                                    .70%            .55%            .15%            .40%            .41%
     Non-performing assets to
       total assets (3)                                   .50             .37             .25             .29             .33
    Allowance for loan losses
       to total loans                                     .39             .42             .43             .49             .49
    Allowance for loan losses
       to non-performing loans                          56.34           77.37          286.51          119.68          115.48
    Allowance for loan losses to
       non-performing assets                            56.34           77.37          116.88          106.19           90.07
 REGULATORY CAPITAL RATIOS: (4)
    Tangible                                            13.06%          13.28%          13.45%          13.18%          11.52%
    Core                                                13.06           13.28           13.45           13.18           11.52
    Risk-based                                          30.51           33.14           34.05           36.14           32.51

 OTHER DATA:
    Loan originations                                 $58,158         $48,594         $57,866         $69,374         $67,969
    Number of deposit accounts                         18,635          18,992          19,043          19,166          20,304
    Book value per share outstanding(6)                $18.63          $17.78          $16.41          $15.22          $13.50
    Earnings per share: (5)(6)
        Primary                                         $1.16           $1.43           $1.27           $1.24            $.76
        Fully-diluted                                   $1.16           $1.42           $1.27           $1.23            $.76
---------------------------------------------------------------------------------------------------------------------------------

(1) Calculation is based upon net interest income before provision for loan losses divided by average interest-earning assets.
(2) Non-performing loans consists of loans 90 days or more delinquent.
(3) Non-performing assets consists of non-performing loans and real estate owned.
(4) OTS capital ratio requirements to total assets consists of a tangible capital ratio of 1.5%, a core capital ratio of 3.0% and a risk-based capital ratio of 8.0%.
(5) Earnings per share for 1992 stated after effect of accounting change for income taxes which resulted in an $.11 per share reduction.
(6) Per share data has been adjusted to reflect the 3 for 2 stock split in 1996.

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION


GENERAL
Westco Bancorp, Inc. (the "Company") was organized on March 11, 1992 in Delaware as the holding company for First Federal Savings and Loan Association of Westchester, (the "Association") in connection with the Association's conversion from a federally chartered mutual savings and loan to a stock savings and loan association. Primarily as a result of buy backs and a three for two stock split in May, 1996, outstanding shares at December 31, 1996 totalled 2,567,053. Westco Bancorp, Inc. stock is listed on the Nasdaq National Market and trades under the symbol "WCBI".

The Company's consolidated results of operations are primarily dependent upon the difference between the interest income earned on investments and the interest paid on deposits and borrowings and to a lesser degree, non-interest income and non-interest expense. Non-interest expense includes operating expenses consisting primarily of employee compensation and benefits, federal deposit insurance premiums, occupancy related expenses and other general and administrative expenses.

Furthermore, these results are also dependent upon the general economic environment resulting from the federal government's fiscal and monetary policies, especially those affecting interest rates. Regulations also affect the results of operations.

Assets of the Company totalled $311.0 million at December 31, 1996 with net loans outstanding and total deposits amounting to $223.9 million and $255.2 million respectively. Stockholders' equity in the Company totalled $47.8 million, and the Company is considered "well capitalized" under OTS regulations. The Company continues to primarily focus lending on one-to four-family owner-occupied dwellings.

MANAGEMENT STRATEGY
The Company has been profitable for the past 15 years and has historically focused its lending activities on traditional one-to four-family loans. The Company's interest income is primarily derived from mortgage loans secured by one-to four-family residential real estate, which totalled $180.8 million or 79.6% of the total loan portfolio at December 31, 1996. Because of this focus, and as a result of the Company's underwriting standards, the Company has experienced minimal losses on its loans. This asset structure does, however, increase the Company's portfolio concentration risk by making the value of the portfolio more susceptible to declines in real estate values in its market area.

The Company's management's strategy is to maintain profitability and a strong capital position by growing at a rate that does not exceed its ability to generate earnings. Although capital does not eliminate the exposure of the Company's net interest income to fluctuations in interest rates, it does allow the Company greater protection and flexibility when net interest income decreases as a result of increases in the cost of funds. This strategy is accomplished by (i) maintaining high asset quality, (ii) originating primarily one-to four-family residential mortgages for the Company's portfolio, (iii) managing deposit pricing at affordable levels, (iv) controlling interest rate risk with a relatively high ratio of liquidity made up of short and intermediate term government securities, (v) controlling operating expenses, and (vi) controlling growth. The Company attempts to offset the effects of a narrowing interest rate spread by improving non-interest income.

As a result of the Company's long-standing policy of originating mortgage loans secured principally by one-to four-family, owner-occupied, primary residences that meet the Company's underwriting standards, the Company has maintained high asset quality. Approximately 67% of these mortgage loans have fixed rates and 33% have adjustable rates. The Company's ratio of non-performing loans to total loans receivable was .70% at December 31, 1996 up from .55% at December 31, 1995. Although closely monitored, there can be no assurance that the Company will not experience increased loan losses in the future.

The Company continues to aggressively promote bi-weekly payment loans. Bi-weekly payment plans accelerate the loan's amortization and improve the Company's cash flow, thereby reducing long-term interest rate risk and more rapidly increasing borrowers' equity positions. At December 31, 1996, 32.4% of the Company's total loan portfolio was on a bi-weekly payment basis.

The Company controls expenses primarily through a reporting process which requires the comparison of monthly and annual expenses to budgeted amounts. These reports are submitted monthly to the Board of Directors, and the cause of any major discrepancy must be determined. The $1.6 million one-time special assessment by the FDIC to recapitalize the Savings Association Insurance Fund in 1996 had a negative impact on the Company's historically low expense ratio. Without the SAIF assessment, the expense ratio would have been 1.71%, or 3.4% lower than in 1995.

The Company has taken steps to reduce or control its interest rate risk by maintaining a significant portfolio of U.S. Treasury investments with short and intermediate terms to maturity. In addition to potentially lower borrowing costs which would be available using these securities as collateral, this portfolio provides for the periodic reinvestment of funds at actual market rates without future repayment risk. Additional current period earnings from higher yielding assets such as loans or mortgage-backed securities have been foregone for these reinvestment advantages. Although all of these securities are currently held for investment, the Company may determine to purchase and hold securities for sale in the future. Most assets of the Company are invested in short term U.S. Treasury and agency securities until other investment opportunities are identified.

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

(continued)

Under SFAS No. 115, sales of securities within three months of maturity are considered to have been held to maturity. All equity securities are classified as held for trading.

The Company prices deposit accounts based upon the availability of investment opportunities. Management believes that ideally, because of the security provided customers by federal deposit insurance, U.S. Treasury yields should be the primary guideline for pricing accounts minus an allowance for depositor convenience. By maintaining "laddered" maturities in the liquidity portfolio, the Company should be able to absorb deposit outflows when deposit interest rates become unaffordable. In addition, the Company does not pursue an aggressive growth strategy which would force the Company to focus exclusively on competitors' rates rather than affordability.

The Company intends to continue to increase shareholder value. As of December 31, 1996, the Company had completed six stock repurchase programs. The Company's directors approved a seventh in February. The Company's Board of Directors raised its quarterly dividend to $0.15 per share to stockholders of record as of December 30, 1996. The dividend permits shareholders to share directly in the success of the operations.

NET PORTFOLIO VALUE ANALYSIS
Net Portfolio Value analysis provides a quantification of interest rate risk. This approach calculates the difference between the present value of liabilities, expected cash flows from assets and cash flows from off-balance sheet contracts. Under OTS regulations, an institution's normal level of interest rate risk in the event of an immediate and sustained 200 basis point change in interest rates is a decrease in the institution's Net Portfolio Value in an amount not exceeding 2% of the Net Portfolio Value under present conditions. Such regulation would require most thrift institutions with greater than the normal interest rate exposure to take a deduction from their total capital available to meet their risk-based capital requirement. The amount of the deduction is one-half of the difference between the institution's actual calculated exposure to the 200 basis point rate change and the 2% of the Net Portfolio Value under present conditions considered normal. Savings institutions with less than $300 million in assets and a total capital ratio in excess of 12% would be exempt from this requirement unless otherwise determined by the OTS. The OTS has delayed implementation of this regulation.

At December 31, 1996, 2% of the Association's Net Portfolio Value was $950,000, and the maximum decrease in the Net Portfolio Value for a 200 basis point change in interest rates, as calculated by the OTS, is $6.5 million. As a result, if the rule were in effect, the Association would have been required to make a $2.8 million deduction from total capital in calculating its risk-based capital requirement. This deduction, however, would have left the institution's risk-based capital level $27 million in excess of the risk-based capital requirement.

The following table presents the OTS analysis of the Association's estimated interest rate risk as measured by changes in the Net Portfolio Value for instantaneous and sustained parallel shifts in interest rates, both up and down 400 basis points in increments of 100 basis points, at December 31, 1996.

                                     Net Portfolio Value
Assumed Change              --------------------------------------
in Interest Rates           $ Amount       $ Change      % Change
------------------------------------------------------------------
 (Basis Points)                    (In Thousands of Dollars)
    +400                   $33,495         $(13,840)        -29%
    +300                    37,117          (10,218)        -22
    +200                    40,812           (6,524)        -14
    +100                    44,359           (2,976)         -6
       0                    47,335
    -100                    49,271            1,709           4
    -200                    49,271            1,936           4
    -300                    49,286            1,951           4
    -400                    50,224            2,889           6

As indicated above, the Net Portfolio Value of the Association is expected to decline $6.5 million in the event of a 200 basis point immediate and sustained increase in interest rates. However, a similar decrease in interest rates would not result in an expected increase in the Net Portfolio Value.

Certain assumptions were used by OTS in calculating the changes presented, including those regarding the range of current interest rates, loan prepayment speeds, deposit decay rates, the slope of the Treasury yield curve and the market values of certain assets under the various rate scenarios. Also, no allowance is made for expected changes in delinquency patterns under the various rate scenarios. Management can give no assurance that the Association's assets and liabilities would perform in the manner set forth above.

The Board of Directors has established parameters for monitoring the Association's interest rate risk in this manner, and it reviews the analysis on a quarterly basis. The level of interest rate risk indicated in the above presentation falls within the parameters established as of December 31, 1996.

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

(continued)

RATE/VOLUME ANALYSIS
The table on the bottom presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior rate), (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume), (iii) changes attributable to the combined impact of volume and rate (changes in the rate multiplied by the changes in the volume), and (iv) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                                     YEAR ENDED DECEMBER 31,

                                             1996 COMPARED TO 1995                              1995 COMPARED TO 1994
                                          INCREASE (DECREASE) DUE TO                         INCREASE (DECREASE) DUE TO
-----------------------------------------------------------------------------------------------------------------------------------
                                                          RATE/                                               RATE/
                                    RATE      VOLUME     VOLUME       NET             RATE       VOLUME      VOLUME         NET
-----------------------------------------------------------------------------------------------------------------------------------
                                                                (Dollars in Thousands)
INTEREST-EARNING ASSETS:
  Loans receivable, net              145         920          8         1,073           177         854           9         1,040
  Interest-bearing deposits          (85)        116        (25)            6           136          48          37           221
Investment securities                           (115)                    (115)        1,211        (687)       (206)          318
  FHLB Stock                           3           3                        6            12           5                        17
-----------------------------------------------------------------------------------------------------------------------------------
    TOTAL                             63         924        (17)          970         1,536         220        (160)        1,596
-----------------------------------------------------------------------------------------------------------------------------------

INTEREST-BEARING LIABILITIES:
  Passbook accounts                   20         (90)        (1)          (71)            7        (252)                     (245)
  NOW accounts                        (9)         24                       15             3           2                         5
  Money market accounts                          (57)                     (57)                     (133)                     (133)
  Certificate accounts               400         624         30         1,054           895         452          54         1,401
-----------------------------------------------------------------------------------------------------------------------------------
    TOTAL                            411         501         29           941           905          69          54         1,028
-----------------------------------------------------------------------------------------------------------------------------------
NET CHANGE IN NET
INTEREST INCOME                                                            29                                                 568
-----------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

(continued)

ANALYSIS OF NET INTEREST INCOME
Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the volume of interest-earning assets, interest-bearing liabilities and the interest rate earned or paid on them.

AVERAGE BALANCE SHEET
The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the period indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods shown. Average balances are derived from average monthly balances except for accounts with high balance fluctuations during the month, then average daily balances are used. Management does not believe that the use of average monthly balances has caused any material differences in the information presented. The average balances of loans receivable include loans on which the Company has discontinued accruing interest. Total interest-earning assets are net of discounts and premiums and accrued interest payable, which are non-interest bearing. The yields and costs include fees which are considered adjustments to yield.


                                                  1996                                1995
---------------------------------------------------------------------------------------------------------------
                                                                   AVERAGE                            AVERAGE
                                             AVERAGE                YIELD/      AVERAGE                YIELD/
                                             BALANCE    INTEREST      COST      BALANCE     INTEREST     COST
---------------------------------------------------------------------------------------------------------------
ASSETS:                                                                       (DOLLARS IN THOUSANDS)
 INTEREST-EARNING ASSETS:
   Loans receivable, net                    $216,166     $18,612     8.61%      $205,407     $17,539    8.54%
   Interest-bearing deposits                   7,774         404     5.20          6,025         398    6.61
   Investment securities                      75,580       4,241     5.61         77,692       4,356    5.61
   Federal Home Loan Bank
     ("FHLB") Stock                            1.873         127     6.78          1,821         121    6.64
---------------------------------------------------------------------------------------------------------------
     TOTAL INTEREST-EARNING ASSETS          $301,393     $23,384     7.76       $290,945     $22,414    7.70
---------------------------------------------------------------------------------------------------------------
NON-INTEREST EARNING ASSETS                    7,900                              10,262
---------------------------------------------------------------------------------------------------------------
   TOTAL ASSETS                             $309,293                            $301,207
---------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY:
 INTEREST-BEARING LIABILITIES:
   DEPOSITS:
     Passbook accounts                      $ 62,508    $  1,884     3.01%      $ 65,519     $ 1,955    2.98%
     NOW accounts                             16,040         297     1.85         14,791         282    1.91
     Money market accounts                    10,228         292     2.85         12,264         349    2.85
     Certificate accounts                    164,697       9,901     6.01        153,860       8,847    5.75
---------------------------------------------------------------------------------------------------------------
     TOTAL INTEREST-BEARING LIABILITIES     $253,473     $12,374     4.88       $246,434     $11,433    4.64
---------------------------------------------------------------------------------------------------------------
 NON-INTEREST BEARING LIABILITIES              7,683                               7,750
---------------------------------------------------------------------------------------------------------------
   TOTAL LIABILITIES                        $261,156                            $254,184
 STOCKHOLDERS' EQUITY                         48,137                              47,023
---------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY                   $309,293                            $301,207
---------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME/INTEREST RATE
 SPREAD (1)                                              $11,010     2.88%                   $10,981    3.06%
---------------------------------------------------------------------------------------------------------------
NET EARNINGS ASSETS/NET INTEREST
 MARGIN (2)                                $  47,920                 3.65%      $ 44,511                3.77%
---------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS TO
 INTEREST-BEARING LIABILITIES                   1.19X                               1.18X
---------------------------------------------------------------------------------------------------------------



                                                        1994
-------------------------------------------------------------------------------------
                                                                           AVERAGE
                                                   AVERAGE                  YIELD/
                                                   BALANCE    INTEREST        COST
-------------------------------------------------------------------------------------
ASSETS:                                          (Dollars in Thousands)
 INTEREST-EARNING ASSETS:
   Loans receivable, net                          $195,306     $16,499        8.45%
   Interest-bearing deposits                         4,745         177        3.73
   Investment securities                            93,624       4,038        4.31
   Federal Home Loan Bank
     ("FHLB") Stock                                  1,742         104        5.94
-------------------------------------------------------------------------------------
     TOTAL INTEREST-EARNING ASSETS                $295,417     $20,818        7.05
-------------------------------------------------------------------------------------
NON-INTEREST EARNING ASSETS                          8,996
-------------------------------------------------------------------------------------
   TOTAL ASSETS                                   $304,413
-------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY:
 INTEREST-BEARING LIABILITIES:
   DEPOSITS:
     Passbook accounts                            $ 73,994     $ 2,200        2.97%
     NOW accounts                                   14,680         277        1.89
     Money market accounts                          16,910         482        2.85
     Certificate accounts                          145,053       7,446        5.13
-------------------------------------------------------------------------------------
     TOTAL INTEREST-BEARING LIABILITIES           $250,637     $10,405        4.15
-------------------------------------------------------------------------------------
 NON-INTEREST BEARING LIABILITIES                    7,380
-------------------------------------------------------------------------------------
   TOTAL LIABILITIES                              $258,017
 STOCKHOLDERS' EQUITY                               46,396
-------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
     STOCKHOLDERS' EQUITY                         $304,413
-------------------------------------------------------------------------------------
NET INTEREST INCOME/INTEREST RATE
 SPREAD (1)                                                    $10,413        2.90%
-------------------------------------------------------------------------------------
NET EARNINGS ASSETS/NET INTEREST
 MARGIN (2)                                       $ 44,780                    3.52%
-------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS TO
 INTEREST-BEARING LIABILITIES                         1.18X
-------------------------------------------------------------------------------------

(1) Interest rate spread represents the difference between the average rate on interest-earning assets and the average cost of interest-bearing liabilities.
(2) Net interest margin represents net interest income before the provision for loan losses divided by average interest-earning assets.

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

(continued)

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995.

GENERAL. Net income for the year ended December 31, 1996, totalled $3.3 million, a decrease of $879,000 or 21.1%, from $4.2 million in 1995. The reasons for this decrease was a $1.6 million one-time special assessment made by the FDIC to recapitalize the Savings Association Insurance Fund pursuant to legislation signed into law in September, 1996. This assessment was partially offset by an increase of $28,000 in net interest income, and increase of $18,000 in non-interest income, a decrease of $69,000 in other non-interest expenses and a $606,000 decrease in income taxes.

INTEREST INCOME. Interest income increased $970,000, or 4.3%, to $23.4 million in 1996 from $22.4 million for 1995. The increase was the result of a $10.5 million increase, or 3.6%, in average earning assets and a slight increase in the average asset yield to 7.76% in 1996 from 7.70% in 1995. Total interest income on loans increased $1.1 million, or 6.1%, to $18.6 million in 1996 from $17.5 million in 1995. Interest on investments decreased $109,000 to $4.6 million in 1996 from $4.7 million in 1995. These changes resulted primarily from the Company's redeployment of approximately $9.0 million in treasury securities into lending programs.

INTEREST EXPENSE. For the year ended December 31, 1996, interest expense increased $1.0 million, or 9.9%, to $12.4 million as compared to $11.4 million for the year ended December 31, 1995. The primary reasons for the increase was an increase in the average cost of liabilities to 4.88% in 1996 from 4.64% in 1995 and an increase in the average balance of interest-bearing liabilities of $7.0 million, or 2.9%. The increase in the average cost of liabilities was primarily due to certificates of deposits being renewed at interest rates which were higher than the interest rates at maturity, an increase in the average balance of certificates of deposit and a decrease in the average balance of passbook and money market accounts. Certificate accounts also increased as a result of interest credited.

NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES. Net interest income before provision for loan losses essentially remained the same in 1996 and 1995 at $11.0 million, but the interest rate spread decreased 18 basis points to 2.88% in 1996 from 3.06% in 1995.

PROVISION FOR LOAN LOSSES. The Company did not make any provision for loan losses in 1996 or 1995 nor were there any charge-offs. The total allowance for loan losses amounted to $882,800 at December 31, 1996 and 1995, or 56.3% and 77.4% of non-performing assets at year end in 1996 and 1995 respectively. Based upon management's assessment of the inherent risk in the Company's mortgage portfolio as well as current and prospective economic and regulatory conditions, the Company believes its allowance for loan losses is at a level which it considers to be adequate to provide for potential losses. Nevertheless, the Company can make no assurance that such losses will not exceed the estimated amounts.

NON-INTEREST INCOME. Non-interest income for 1996 amounted to $863,000 as compared to $844,000 for the year ended December 31, 1995, an increase of $19,000 or 2.3%. This increase was due primarily to increases in loan fees and service charges, commission income received from the sale of various insurance and financial products through the Association's wholly-owned subsidiary, Westco, Inc. and other operating income, partially offset by a $92,000 decrease in realized and unrealized gains on trading securities.

NON-INTEREST EXPENSE. Non-interest expense for 1996 totalled $6.9 million, an increase of $1.5 million, or 28.7%, from $5.3 million for the year ended December 31, 1995. The increase was due to the FDIC's one-time special assessment. This $1.6 million amount was partially offset by a $75,000 decrease in office occupancy and equipment costs. Small increases in staffing and advertising costs were offset by decreases in the Company's regular deposit insurance premiums and data processing costs.

INCOME TAX EXPENSE. Federal and state income taxes decreased $606,000, or 26.2%, to $1.7 million in 1996 from $2.3 million in 1995. Income taxes decreased in 1996 due to the decrease in net income.

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

(continued)

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED
DECEMBER 31, 1995 AND DECEMBER 31, 1994


GENERAL. Net income for the year ended December 31, 1995, totalled $4.2 million, an increase of $206,000 or 5.2%, from $4.0 million in 1994. The reasons for this increase was a $569,000 increase in net interest income from operations and an $11,000 increase in non-interest income which were partially offset by increases in non-interest expense of $247,000 and income taxes of $127,000. Fully diluted Earnings per Share increased to $2.13 in 1995 from $1.91 in 1994.

INTEREST INCOME. Interest income increased $1.6 million, or 7.7%, to $22.4 million in 1995 from $20.8 million for 1994. The increase was the result of an increase in the average asset yield to 7.70% from 7.05%. This increase was offset by a slight decrease in the average balance of interest-earning assets. Interest income on loans increased 6.3% to $17.5 million for 1995 and interest income earned on investment securities and interest bearing deposits increased 12.9% to $4.7 million for 1995.

INTEREST EXPENSE. For the year ended December 31, 1995, interest expense increased $1.0 million, or 9.9%, to $11.4 million as compared to $10.4 million for the year ended December 31, 1994. The primary reasons for the increase was an increase in the average cost of liabilities to 4.64% in 1995 from 4.15% in 1994 offset by a decrease in the average balance of interest-bearing liabilities of $4.2 million, or 1.7%. The increase in the average cost of liabilities was primarily due to most certificate of deposits being renewed at interest rates which were higher than the interest rates at maturity. The decrease in the average balance of interest-bearing liabilities was primarily due to a decrease in the average balance of passbook and money market accounts, partially offset by an increase in the average balance of certificate. Certificate accounts increased primarily as a result of interest credited.

NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES. Net interest income before provision for loan losses increased $569,000, or 5.5%, in 1995 to $11.0 million from $10.4 million for 1994. During 1995, the Company's interest rate spread averaged 3.06% compared to 2.90% during 1994.

PROVISION FOR LOAN LOSSES. The Company did not make any provision for loan losses in 1995 or 1994 nor were there any charge-offs. The total allowance for loan losses amounted to $882,800 at December 31, 1995 and 1994.

NON-INTEREST INCOME. Non-interest income for 1995 amounted to $844,000 as compared to $833,000 for the year ended December 31, 1994, an increase of $11,000 or 1.4%. This increase was due primarily to increases in realized and unrealized gains on trading securities partially offset by decreased loan fees and service charges and a decrease in commission income received from the sale of various insurance and financial products through the Association's wholly-owned subsidiary, Westco, Inc. Non-interest income in 1994 also included a non-recurring gain on the sale of real estate acquired through foreclosure.

NON-INTEREST EXPENSE. Non-interest expense for 1995 totalled $5.3 million, an increase of $247,000, or 4.9%, from $5.1 million for the year ended December 31, 1994. The increase was primarily due to a increase in compensation and benefits of $154,000 resulting from normal salary increases and the establishment of a Supplemental Executive Retirement Plan, increases in office occupancy and equipment costs of $45,000 and an increase in general operating expenses of $61,000, all of which were partially offset by a slight decrease in Federal deposit insurance premiums.

INCOME TAX EXPENSE. Federal and state income taxes increased $127,000, or 5.2%, to $2.3 million in 1995 from $2.2 million in 1994. Income taxes increased in 1995 due an increase in net income.

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

(continued)


LIQUIDITY AND CAPITAL RESOURCES
The Company's primary sources of funds are deposits, proceeds from principal and interest payments on loans and proceeds from the maturing of investment securities. While maturities and scheduled amortization of loans and investment securities are a predictable source of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

The Association is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio is currently 5.0%. The Association's liquidity ratios were 30.1% and 34.2% at December 31, 1996 and 1995, respectively.

The Company's most liquid assets are cash and cash equivalents. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 1996 and 1995 cash and cash equivalents totalled $11.4 million and $8.4 million, respectively.

The primary investing activity of the Company is the origination of mortgage loans. During the years ended December 31, 1996 and 1995, the Company originated mortgage loans in the amounts of $56.5 million and $39.4 million, respectively. Liquid assets are the Company's primary tool in managing interest rate risk. Liquid assets consist of cash, cash equivalents, short-and intermediate-term U.S. government and government agency securities. Management believes that high levels of liquid assets partially offset the interest rate effect of slow repricing mortgage loans due to the ability of the Company to invest such funds at market interest rates. In addition, the maintenance of liquid assets allows for disintermediation when interest rates rise. During periods when the Company's loan demand is limited, longer-term investment securities may be purchased to reduce the Company's liquidity and to obtain a higher yield on the Company's portfolio than otherwise available. Although the Company has not purchased mortgage backed securities since 1987, it may purchase such securities in the future which would reduce liquidity.

The Company's cash flows are comprised of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. Cash flows provided by operating activities, consisting primarily of interest and dividends received less interest paid on deposits, were $3.5 million and $4.5 million for the years ending December 31, 1996 and 1995, respectively. Net cash provided by (for) investing activities, consisting primarily of disbursements for loan originations and investments purchased, offset by principal collections on loans and proceeds from the sale or maturity of investment securities, were $(1.3) million and $(3.7) million for the years ending December 31, 1996 and 1995, respectively. Net cash provided by (for) financing activities, consisting primarily of net activity in deposit and escrow accounts were $754,000 and $1.5 million for the years ending December 31, 1996 and 1995, respectively.

The Company has other sources of liquidity if a need for additional funds arises. Additional sources of funds include FHLB-Chicago advances. The Company has not borrowed from the FHLB-Chicago since 1980.

At December 31, 1996, the Company had outstanding loan commitments to originate $4.0 million of loans. A commitment to purchase a $1.0 million agency note maturing April 1, 1997. At that same date, there were no commitments to purchase loans. The Company anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit which are scheduled to mature in one year or less from December 31, 1996 totalled $41.8 million. Management believes that a significant portion of such deposits will remain with the Company.

Stockholders' equity totalled $47.8 million at December 31, 1996, with 2,567,053 common shares outstanding. The book value per common share outstanding was $18.63. The Association's Tangible, Core and Risk-based capital ratios were 13.1%, 13.1% and 30.5% respectively, which substantially exceed the respective regulatory requirements of 1.5%, 3.0% and 8.0%. The Association's tangible and core capital at December 31, 1996 stood at $39.8 million.

IMPACT OF REGULATORY CHANGES
Currently, the Federal Deposit Insurance Corporation ("FDIC") assesses banks and thrifts for deposit insurance premiums. Bank assessments are placed in the Bank Insurance Fund ("BIF"), and thrift assessments are placed in the Savings Association Insurance Fund ("SAIF"). Both BIF and SAIF have a statutory requirement to have reserves equal to 1.25% of the deposits insured by the respective fund. BIF reached this requirement in 1995, and

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

(continued)


legislation was passed in 1996, which authorized the FDIC to make a special one-time assessment to thrifts to bring SAIF to this required level. This legislation also provided for a reduction in future FDIC premiums, sharing FICO bond interest obligations, the merger of BIF and SAIF and the modernization of financial institution charters. Although the Company's premiums will be reduced in the future, management cannot predict the impact other changes may have on the Company's or its operations.

THRIFT RECHARTERING LEGISLATION
The Deposit Insurance Funds Act provides that the BIF and SAIF will merge on January 1, 1999 if there are no more savings associations as of that date. That legislation also requires that the Department of Treasury submit a report to Congress by March 31, 1997 that makes recommendations regarding a common financial institutions charter, including whether the separate charters for thrifts and banks should be abolished. Various proposals to eliminate the federal thrift charter, create a uniform financial institutions charter and abolish the OTS have been introduced in Congress. The bills would require federal savings institutions to convert to a national bank or some type of state charter by a specified date (January 1, 1998 in one bill, June 30, 1998 in the other) or they would automatically become national banks. Converted federal thrifts would generally be required to conform their activities to those permitted for the charter selected and divestiture of nonconforming assets would be required over a two year period, subject to two possible one year extensions. State chartered thrifts would become subject to the same federal regulation as applies to state commercial banks. Holding companies for savings institutions would become subject to the same regulation as holding companies that control commercial banks, with a limited grandfather provision for unitary savings and loan holding company activities. The Company is unable to predict whether such legislation would be enacted, the extent to which the legislation would restrict or disrupt its operations or whether the BIF and SAIF funds will eventually merge.

IMPACT OF INFLATION AND CHANGING PRICES
The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary in nature. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

IMPACT OF NEW ACCOUNTING STANDARDS
In June 1996, the FASB issued Statement of Financial Accounting Standards No. 125 ("SFAS 125"), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement, among other things, applies a "financial-components approach" that focuses on control, whereby an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes assets when control has been surrendered, and derecognizes liabilities when extinguished. SFAS 125 provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. The Company does not anticipate that this pronouncement will have significant impact on its consolidated financial condition or results of operations.

The foregoing does not constitute a comprehensive summary of all material changes or developments affecting the manner in which the Company keeps its books and records and performs its financial accounting responsibilities. It is intended only as a summary of some of the recent pronouncements made by the FASB which are of particular interest to financial institutions.

--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Westco Bancorp, Inc.
Westchester, Illinois

We have audited the accompanying consolidated statements of financial condition of Westco Bancorp, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ending December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Westco Bancorp, Inc. and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ending December 31, 1996 in conformity with generally accepted accounting principles.


/s/ Cobitz, VandenBerg & Fennessy

January 17, 1997
Hickory Hills, Illinois

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1996 AND 1995



ASSETS                                                                                               1996                1995
-------------------------------------------------------------------------------------------------------------------------------
Cash and amounts due from depository institutions                                           $   3,511,480       $   4,418,600
Interest-bearing deposits                                                                       7,877,846           3,971,471
-------------------------------------------------------------------------------------------------------------------------------
    Total cash and cash equivalents                                                            11,389,326           8,390,071

Investment securities
    (Par value: 1996 - $68,638,354; 1995 - $882,359,066) (note 2)                              68,737,012          82,110,883
Investment securities held for trade (note 3)                                                     826,875             501,150
Loans receivable (net of allowance for loan losses:
    1996 - $882,800; 1995 - $882,800 (note 4)                                                 223,898,424         209,069,248
Stock in Federal Home Loan Bank of Chicago                                                      1,876,000           1,861,400
Office properties and equipment - net (note 5)                                                  1,909,043           1,868,567
Accrued interest receivable (note 6)                                                            1,504,690           1,563,668
Prepaid expenses and other assets (note 7)                                                        850,677             777,665
-------------------------------------------------------------------------------------------------------------------------------
    TOTAL ASSETS                                                                              310,992,047         306,142,652
-------------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------------------------------------------------------
LIABILITIES:
Deposits (note 8)                                                                             255,153,961         250,643,639
Borrowed money (note 9)                                                                                --                  --
Advance payments by borrowers for taxes and insurance                                           3,077,294           2,873,411
Other liabilities (note 10)                                                                     4,928,016           4,708,983
-------------------------------------------------------------------------------------------------------------------------------
    TOTAL LIABILITIES                                                                         263,159,271         258,226,033
-------------------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value: authorized 1,000,000 shares;
    none outstanding                                                                                   --                  --
Common stock, $.01 par value: authorized 5,000,000 shares; 3,484,310 shares issued and 2,567,053 shares outstanding at December 31, 1996 and 3,476,810 shares issued
     and 2,694,553 shares outstanding at December 31, 1995                                         34,843              34,768
Additional paid-in capital                                                                     22,518,095          22,298,822
Retained earnings, substantially restricted                                                    38,420,579          36,450,398
Treasury stock, at cost (917,257 and 782,257 shares at December 31, 1996 and 1995)            (12,393,283)         (9,620,374)
Common stock acquired by Employee Stock Ownership Plan                                           (622,143)           (871,000)
Common stock awarded by Association Recognition and Retention Plan                               (125,315)           (375,995)
-------------------------------------------------------------------------------------------------------------------------------
    TOTAL STOCKHOLDERS' EQUITY (NOTES 14 AND 15)                                               47,832,776          47,916,619
-------------------------------------------------------------------------------------------------------------------------------

Commitments and contingencies (notes 17 and 18)

    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                              $ 310,992,047       $ 306,142,652
-------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME
DECEMBER 31, 1996, 1995 AND 1994



                                                                                     Years Ended December 31,
----------------------------------------------------------------------------------------------------------------------------
                                                                               1996               1995               1994
----------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
    Interest on loans                                                   $18,612,355         17,538,749         16,499,289
    Interest on investment securities                                     4,231,295          4,349,280          4,027,672
    Interest on interest-bearing deposits                                   404,141            398,496            177,033
    Dividends on investment securities
           held for trade                                                     9,214              6,692             10,506
    Dividends on FHLB stock                                                 126,782            121,035            103,445
----------------------------------------------------------------------------------------------------------------------------
       TOTAL INTEREST INCOME                                             23,383,787         22,414,252         20,817,945
----------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE:
    Interest on deposits                                                 12,374,093         11,432,540         10,405,312
----------------------------------------------------------------------------------------------------------------------------
       TOTAL INTEREST EXPENSE                                            12,374,093         11,432,540         10,405,312
----------------------------------------------------------------------------------------------------------------------------
    Net interest income                                                  11,009,694         10,981,712         10,412,633
----------------------------------------------------------------------------------------------------------------------------

NON-INTEREST INCOME:
    Loan fees and service charges                                           273,950            186,799            198,543
    Commission income                                                       250,409            245,102            306,541
    Unrealized gain on trading securities - net                               7,120             34,200             10,358
    Gain (loss) on sale of trading securities                                79,992            145,575             (7,391)
    Loss on sale of investment securities                                        --                 --             (2,969)
    Gain on sale of real estate owned                                            --                 --             29,728
    Other income                                                            251,456            232,801            298,175
----------------------------------------------------------------------------------------------------------------------------
       TOTAL NON-INTEREST INCOME                                            862,927            844,477            832,985
----------------------------------------------------------------------------------------------------------------------------

NON-INTEREST EXPENSE:
    Staffing costs (notes 11 and 12)                                      3,199,578          3,183,657          3,029,638
    Advertising                                                             162,637            152,073            132,655
    Occupancy and equipment expenses (note 5)                               467,838            542,514            497,580
    Data processing                                                         212,317            219,400            205,377
    Federal deposit insurance premiums                                      556,594            571,191            582,841
    SAIF special assessment (note 16)                                     1,601,961                 --                 --
    Other                                                                   675,012            675,123            648,485
----------------------------------------------------------------------------------------------------------------------------
       TOTAL NON-INTEREST EXPENSE                                         6,875,937          5,343,958          5,096,576
----------------------------------------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                                                4,996,684          6,482,231          6,149,042
    Provision for income taxes (note 13)                                  1,708,583          2,315,073          2,188,265
----------------------------------------------------------------------------------------------------------------------------
    NET INCOME                                                           $3,288,101          4,167,158          3,960,777
----------------------------------------------------------------------------------------------------------------------------

Earnings per share
    Primary                                                                  $ 1.16             $ 1.43             $ 1.27
    Fully diluted                                                            $ 1.16             $ 1.42             $ 1.27
Dividends declared on common stock                                           $  .50             $  .41             $  .43

See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY



THREE YEARS ENDED DECEMBER 31, 1996                                                            COMMON         COMMON
                                                     ADDITIONAL                                 STOCK          STOCK
                                            COMMON      PAID-IN    RETAINED      TREASURY    ACQUIRED        AWARDED
                                             STOCK      CAPITAL    EARNINGS         STOCK     BY ESOP         BY ARP         TOTAL
------------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1993              $ 23,010   21,937,477  30,722,127   (5,403,810)  (1,368,714)     (877,345)    45,032,745

3 for 2 stock split on May 17, 1996         11,505      (11,505)
------------------------------------------------------------------------------------------------------------------------------------
RESTATED BALANCE AT
    DECEMBER 31, 1993                       34,515   21,925,972  30,722,127   (5,403,810)  (1,368,714)     (877,345)    45,032,745

Net income                                                        3,960,777                                              3,960,777
Purchase of treasury stock
    (148,785 shares)                                                          (2,045,794)                               (2,045,794)
Exercise of stock options                      163      108,837                                                            109,000
Tax benefit related to
    employee stock plan                                  65,465                                                             65,465
Tax benefit related to
    stock options exercised                              39,790                                                             39,790
Amortization of award
    of ARP's stock                                                                                           250,670       250,670
Contribution to fund
    ESOP loan                                                                                 248,857                      248,857
Dividend declared on common stock                                (1,273,115)                                            (1,273,115)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994                34,678   22,140,064  33,409,789   (7,449,604)  (1,119,857)     (626,675)    46,388,395

Net income                                                        4,167,158                                              4,167,158
Purchase of treasury stock
    (141,345 shares)                                                          (2,170,770)                               (2,170,770)
Exercise of stock options                       90       59,910                                                             60,000
Tax benefit related to
    employee stock plan                                  90,420                                                             90,420
Tax benefit related to
    stock options exercised                               8,428                                                              8,428
Amortization of award
    of ARP's stock                                                                                           250,680       250,680
Contribution to fund
    ESOP loan                                                                                 248,857                      248,857
Dividend declared on common stock                                (1,126,549)                                            (1,126,549)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995                34,768   22,298,822  36,450,398   (9,620,374)    (871,000)     (375,995)    47,916,619

Net income                                                        3,288,101                                              3,288,101
Purchase of treasury stock
    (135,000 shares)                                                          (2,772,909)                               (2,772,909)
Exercise of stock options                       75       49,925                                                             50,000
Tax benefit related to
    employee stock plan                                 155,882                                                            155,882
Tax benefit related to
    stock options exercised                              13,466                                                             13,466
Amortization of award
    of ARP's stock                                                                                           250,680       250,680
Contribution to fund
    ESOP loan                                                                                 248,857                      248,857
Dividend declared on common stock                                (1,317,159)                                            (1,317,159)
3 for 2 stock split related to fractional shares                       (761)                                                  (761)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996              $ 34,843   22,518,095  38,420,579  (12,393,283)    (622,143)     (125,315)    47,832,776
------------------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                      YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------------------------------------------------
                                                                              1996               1995               1994
--------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                       $   3,288,101          4,167,158          3,960,777
    Adjustments to reconcile net income to net cash
       from operating activities:
       Depreciation                                                        190,905            204,625            200,620
       Amortization of premiums and discounts on
           investment securities - net                                    (152,927)          (755,619)            59,606
       Amortization of cost of stock benefit plans                         499,537            499,537            499,527
       Loss on sale of investment securities                                  --                 --                2,969
       Gain on sale of real estate owned                                      --                 --              (29,728)
       (Gain) loss on sale of trading accounting securities                (76,130)          (149,363)               750
       Unrealized gain on trading account securities - net                  (7,120)           (34,200)           (10,358)
       Federal Home Loan Bank stock dividend                                  --              (26,800)              --
       Proceeds from sales of trading account securities                 4,294,663         11,297,280            226,750
       Proceeds from redemption of trading account securities                 --                 --               10,063
       Purchase of trading account securities                           (4,537,138)       (10,779,664)          (460,256)
       Decrease in deferred income on loans                               (296,348)          (387,676)          (311,836)
       Increase in current and deferred income tax                         117,862            305,825            586,340
       (Increase) decrease in interest receivable                           58,978           (350,878)           (50,020)
       Increase in interest payable                                          2,546              5,337              4,287
       Change in other prepaid and accrued items, net                      119,469            509,153             24,484
--------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                3,502,398          4,504,715          4,713,975
--------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
       Proceeds from sales of investment securities                           --                 --            6,997,031
       Proceeds from maturities of investment securities                62,899,546         83,300,000         58,400,000
       Purchases of investment securities                              (49,372,748)       (83,674,494)       (52,047,103)
       Proceeds from sale of real estate owned                                --              447,180            132,815
       Proceeds from redemption of Federal Home Loan Bank stock               --                 --                5,200
       Purchase of Federal Home Loan Bank stock                            (14,600)           (94,200)              --
       Purchase of loans                                                  (500,000)              --                 --
       Disbursements for loans                                         (58,076,870)       (48,665,770)       (57,900,396)
       Loan repayments                                                  44,044,042         45,099,365         42,449,908
       Property and equipment expenditures                                (236,321)          (143,538)          (170,991)
--------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED FOR INVESTING ACTIVITIES                              (1,256,951)        (3,731,457)        (2,133,536)
--------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
       Proceeds from exercise of stock options                              50,000             60,000            109,000
       Deposit account receipts                                        246,689,651        260,972,193        247,092,362
       Deposit account withdrawals                                    (253,374,173)      (266,096,524)      (260,999,540)
       Interest credited to deposit accounts                            11,194,844         10,445,350          9,626,326
       Increase (decrease) in advance payments by
           borrowers for taxes and insurance                               203,883           (635,646)           201,756
       Payment of dividends                                             (1,237,488)        (1,103,856)          (990,421)
       Purchase of treasury stock                                       (2,772,909)        (2,170,770)        (2,045,794)
--------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (FOR) FINANCING ACTIVITIES                            753,808          1,470,747         (7,006,311)
--------------------------------------------------------------------------------------------------------------------------
Net change in cash and cash equivalents                                  2,999,255          2,244,005         (4,425,872)
Cash and cash equivalents at beginning of year                           8,390,071          6,146,066         10,571,938
--------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                             $  11,389,326          8,390,071          6,146,066
--------------------------------------------------------------------------------------------------------------------------
CASH PAID DURING THE YEAR FOR:
    Interest                                                         $  12,386,747         11,366,403         10,401,025
    Income taxes                                                         1,587,722          2,009,248          1,636,300
NON-CASH INVESTING ACTIVITIES:
    Transfer of loans to real estate owned                                    --                 --              447,180
--------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996

1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Westco Bancorp, Inc. (the "Company") is a Delaware corporation incorporated on March 11, 1992 for the purpose of becoming the savings and loan holding company for First Federal Savings and Loan Association of Westchester (the "Association"). On June 26, 1992 the Association converted from a mutual to a stock form of ownership, and the Company completed its initial public offering, and, with a portion of the net proceeds, acquired all of the issued and outstanding stock of the Association.

The accounting and reporting policies of the Company and its subsidiaries conform to generally accepted accounting principles and to general practice within the thrift industry. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The following is a description of the more significant policies which the Company follows in preparing and presenting its consolidated financial statements.

PRINCIPLES OF CONSOLIDATION
The accompanying consolidated financial statements consist of the accounts of the Company, and its wholly owned subsidiary, First Federal Savings and Loan Association of Westchester, and the Association's wholly owned subsidiary, Westco, Inc. Significant intercompany balances and transactions have been eliminated in consolidation.

INVESTMENT SECURITIES
Investment securities are recorded in accordance with Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities". SFAS 115 requires the use of fair value accounting for securities held for sale or trading and retains the use of the amortized cost method for investments the Company has the positive intent and ability to hold to maturity.

SFAS 115 requires the classification of debt and equity securities into one of three categories: held to maturity, available for sale or trading. Held to maturity securities are measured at amortized cost. Unrealized holding gains and losses for trading securities are included in income. Unrealized holding gains and losses for available for sale securities are excluded from income and reported as a net amount as a separate component of stockholders' equity.

All investment securities other than securities designated as held for trade are carried at cost, and adjusted for amortization of premium and accretion of discount over the term of the security using a method which approximates the interest method. These securities are carried at cost because the Company has the positive intent and the ability to hold these investment securities to maturity.

INVESTMENT SECURITIES HELD FOR TRADE
Trading account securities are carried at market value, and net unrealized gains and losses are reflected in the consolidated statements of income.

LOANS RECEIVABLE AND RELATED FEES
Loans are stated at the principal amount outstanding, net of loans in process, deferred fees and the allowance for losses. Interest on loans is credited to income as earned and accrued only if deemed collectible. Loans are placed on nonaccrual status when, in the opinion of management, the full timely collection of principal or interest is in doubt. As a general rule, the accrual of interest is discontinued when principal and interest payments become 90 days past due or earlier if conditions warrant. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is charged against current income.

Loan origination fees are being deferred in accordance with SFAS No. 91 "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases". This statement requires that loan origination fees and direct loan origination costs for a completed loan be netted and then deferred and amortized into interest income as an adjustment of yield.

On January 1, 1995, the Association adopted the provisions of SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" and SFAS No. 118 "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" which impose certain requirements on the measurement of impaired loans. These statements apply to all loans that are identified for evaluation except for large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment. Such loans include, all mortgage loans secured by 1-4 family residential property, all consumer loans and certain multi-family and non-residential real estate loans. Substantially all of the Association's lending is excluded from the provisions of SFAS 114 and SFAS 118.

Under these statements, of the remaining loans which are evaluated for impairment (a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement), there were no material amounts of loans which met the definition of an impaired loan during the year ended December 31, 1996 and no loan was evaluated for impairment at December 31, 1996.

ALLOWANCE FOR LOAN LOSSES
The determination of the allowance for loan losses involves material estimates that are susceptible to significant change in the near term. The allowance for loan losses is maintained at a level adequate to provide for losses through charges to operating expense. The allowance is

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996
(CONTINUED)

based upon past loss experience and other factors which, in management's judgement, deserve current recognition in estimating losses. Such other factors considered by management include growth and composition of the loan portfolio, the relationship of the allowance for losses to outstanding loans and economic conditions.

Management believes that the allowance is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for losses. Such agencies may require the Company to recognize additions to the allowance based on their judgements about information available to them at the time of their examination.

REAL ESTATE OWNED
Real estate acquired through foreclosure or deed in lieu of foreclosure is carried at the lower of fair value minus estimated costs to sell or the related loan balance at the date of foreclosure. Valuations are periodically performed by management and an allowance for loss is established by a charge to operations if the carrying value of a property exceeds its fair value minus estimated costs to sell.

DEPRECIATION
Depreciation of office properties and equipment is accumulated on the straight line basis over the estimated lives of the various assets.

INCOME TAXES
The Company files a consolidated federal income tax return with the Association. The provision for federal and state taxes on income is based on earnings reported in the financial statements. Deferred income taxes arise from the recognition of certain items of income and expense for tax purposes in years different from those in which they are recognized in the consolidated financial statements. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted taxes rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the purposes of reporting cash flows, the Company has defined cash and cash equivalents to include cash on hand, amounts due from depository institutions, interest-bearing deposits in other financial institutions and federal funds sold.

EARNINGS PER SHARE
Earnings per share for the year ended December 31, 1996 was determined by dividing net income for the year by 2,838,387 and 2,843,540, the weighted average number of primary and fully diluted shares of common stock and common stock equivalents outstanding. Stock options are regarded as common stock equivalents and are therefore considered in both primary and fully diluted earnings per share calculations. Common stock equivalents are computed using the treasury stock method.

STOCKHOLDERS' EQUITY
On April 16,1996, the Board of Directors of Westco Bancorp, Inc. approved a 3 for 2 stock split, effected in the form of a stock dividend which was payable on May 17, 1996 to stockholders of record on April 30, 1996. Accordingly, stockholders of record received 1 additional share for each 2 shares owned as of April 30, 1996. All prior share related information has been restated to reflect the stock split effect, including earnings per share data.

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996
(continued)

2) INVESTMENT SECURITIES


INVESTMENT SECURITIES ARE SUMMARIZED AS FOLLOWS:

                                                                                      Gross            Gross
                                                                 Amortized       Unrealized       Unrealized             Fair
                                                                      Cost            Gains           Losses            Value
------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1996
U.S. Government and agency securities                         $ 68,737,012           53,336          151,994       68,638,354
------------------------------------------------------------------------------------------------------------------------------
Weighted average interest rate                                       5.72%
------------------------------------------------------------------------------------------------------------------------------

DECEMBER 31, 1995
U.S. Government and agency securities                         $ 82,110,883          311,735           63,552       82,359,066
------------------------------------------------------------------------------------------------------------------------------
Weighted average interest rate                                       5.56%
------------------------------------------------------------------------------------------------------------------------------

THE CONTRACTUAL MATURITY OF INVESTMENT SECURITIES ARE SUMMARIZED AS FOLLOWS:

                                                                  DECEMBER 31, 1996                   DECEMBER 31, 1995
------------------------------------------------------------------------------------------------------------------------------
                                                         CARRYING                 FAIR         CARRYING                 FAIR
 TERM TO MATURITY                                           VALUE                VALUE            VALUE                VALUE
------------------------------------------------------------------------------------------------------------------------------
 Due in one year or less                             $ 41,785,220           41,780,542       54,117,202           54,275,627
 Due after one year through two years                  26,951,792           26,857,812       19,021,539           19,158,126
 Due after two years through five years                        --                   --        8,972,142            8,925,313
------------------------------------------------------------------------------------------------------------------------------
                                                     $ 68,737,012           68,638,354       82,110,883           82,359,066
------------------------------------------------------------------------------------------------------------------------------

There were no sales of investment securities during the years ended December 31, 1996 and 1995. During the year ended December 31, 1994, the Company sold investment securities realizing gross proceeds of $6,997,031, and gross losses of $2,969. These securities were sold so near the maturity date (within three months) that they had been considered "in-substance" held-to-maturity.

3) INVESTMENT SECURITIES HELD FOR TRADE

Investment securities held for trade are accounted for at their current fair values. Investment securities held for trade at December 31, 1996 and 1995 consists of common stock equity securities. The adjustment of these securities to their current fair values has resulted in a net unrealized gain of $78,562 as of December 31, 1996 and a net unrealized gain of $56,700 as of December 31, 1995. Proceeds from sales of investment securities held for trade during the year ended December 31, 1996 were $4,294,663 with gross gains of $124,194 and gross losses of $48,064 realized on those sales. For the years ended December 31, 1995 and 1994, proceeds from the sales of investment securities held for trade were $11,297,280 and $226,750, respectively, with gross gains of $161,238 and gross losses of $11,875 realized on those sales for the year ended December 31, 1995 and gross gains of $15,000 and gross losses of $17,750 were realized on those sales for the year ended December 31, 1994.

In addition, during the year ended December 31, 1996, the Company was involved in several pair-off transactions involving U.S. Treasury securities with a par value of $7,900,000. Gross gains of $4,062 and gross losses of $200 were realized on these transactions. For the years ended December 31, 1995 and 1994, the Company was involved in pair off transactions involving U.S. Treasury securities with a par value of $23,000,000 and $10,000,000, respectively. Gross gains of $7,814 and gross losses of $11,601 were realized on these transactions during the year ended December 31, 1995 and gross gains of $3,203 and gross losses of $9,844 were realized on these transactions during the year ended December 31, 1994.

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996
(continued)

4) LOANS RECEIVABLE

LOANS RECEIVABLE ARE SUMMARIZED AS FOLLOWS:                                                           DECEMBER 31,
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                  1996                    1995
--------------------------------------------------------------------------------------------------------------------------------
MORTGAGE LOANS:
  One-to-four-family                                                                     $ 183,741,738             173,664,331
  Multi-family                                                                              18,992,971              16,556,483
  Nonresidential                                                                            10,819,413               9,778,943
  Land                                                                                       2,386,664               1,740,367
--------------------------------------------------------------------------------------------------------------------------------
TOTAL MORTGAGE LOANS                                                                       215,940,786             201,740,124
--------------------------------------------------------------------------------------------------------------------------------
OTHER LOANS:
  Loans on deposits                                                                            425,442                 437,646
  Equity lines of credit                                                                    10,331,226               9,866,177
  Other                                                                                        440,175                 479,708
--------------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER LOANS                                                                           11,196,843              10,783,531
--------------------------------------------------------------------------------------------------------------------------------
TOTAL LOANS RECEIVABLE                                                                     227,137,629             212,523,655
--------------------------------------------------------------------------------------------------------------------------------
LESS:
  Loans in process                                                                             197,506                 116,360
  Deferred loan fees and discounts                                                           2,158,899               2,455,247
  Allowance for loan losses                                                                    882,800                 882,800
--------------------------------------------------------------------------------------------------------------------------------
LOANS RECEIVABLE, NET                                                                    $ 223,898,424             209,069,248
--------------------------------------------------------------------------------------------------------------------------------
Weighted average interest rate                                                                   8.08%                   8.14%
--------------------------------------------------------------------------------------------------------------------------------

ACTIVITY IN THE ALLOWANCE FOR LOAN LOSSES IS SUMMARIZED AS FOLLOWS:                       YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------------------------------------------------------
                                                                                 1996                1995                1994
--------------------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                                  $ 882,800             882,800             921,300
Provision for loan losses                                                          --                  --                  --
Charge - offs                                                                      --                  --             (38,500)
Recoveries                                                                         --                  --                  --
--------------------------------------------------------------------------------------------------------------------------------
BALANCE, END OF YEAR                                                        $ 882,800             882,800             882,800
--------------------------------------------------------------------------------------------------------------------------------

There were ten loans delinquent three months or more and non-accruing totaling approximately $1,567,000, or .70% of net loans in force at December 31, 1996. Comparable figures for 1995 were twelve loans totaling approximately $1,141,000 or .55% of net loans in force. As of December 31, 1996, the total investment in impaired loans was $320,000. The impaired loan at this date was subject to an allowance for credit losses of $175,000, which is included in the above loan loss allowance.

For the years ended December 31, 1996 and 1995, gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms amounted to approximately $56,000 and $56,000, respectively.

                                      23
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1995
(continued)

5) OFFICE PROPERTIES AND EQUIPMENT

OFFICE PROPERTIES AND EQUIPMENT ARE SUMMARIZED AS FOLLOWS:                                  DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------
                                                                                     1996                    1995
-------------------------------------------------------------------------------------------------------------------
COST:
    Land                                                                       $  366,578                 366,578
    Buildings                                                                   2,289,423               2,189,680
    Investment property (a)                                                       332,150                 332,150
    Furniture and equipment                                                       547,836                 534,799
    Automobiles                                                                    23,605                  59,260
-------------------------------------------------------------------------------------------------------------------
                                                                                3,559,592               3,482,467
    LESS ACCUMULATED DEPRECIATION                                               1,650,549               1,613,900
-------------------------------------------------------------------------------------------------------------------
                                                                               $1,909,043               1,868,567
-------------------------------------------------------------------------------------------------------------------

Depreciation of office properties and equipment for the years ended December 31, 1996, 1995 and 1994 amounted to $190,905, $204,625 and $209,620, respectively.

 (a) In February, 1981, the Association leased the premises located at Mannheim and Balmoral, Westchester, Illinois, to Brown and Portillo, Inc. The term of the lease was twenty years. In November, 1985, the original lease was amended for a ten year period with two 5 year options to renew. Annual base rent was $48,000 per annum for the remaining term.

      In December, 1994, the lease was amended for a term of three years and ten months commencing January 1, 1995. Monthly base rent for the first ten months of the lease is $3,333 escalating every November 1, for a twelve month period up to $3,859 per month during the last twelve months of the lease. In addition to base rent, tenant is liable for a percentage rent which is equal to 6% of the excess of gross sales exceeding $500,000 annually.

6) ACCRUED INTEREST RECEIVABLE

ACCRUED INTEREST RECEIVABLE IS SUMMARIZED AS FOLLOWS:                                  DECEMBER 31,
----------------------------------------------------------------------------------------------------------------
                                                                               1996                    1995
----------------------------------------------------------------------------------------------------------------
Investment securities                                                       $  869,061               1,316,736
Loans receivable                                                               719,155                 306,332
Allowance for uncollected interest                                             (83,526)                (59,400)
----------------------------------------------------------------------------------------------------------------
                                                                            $1,504,690               1,563,668
----------------------------------------------------------------------------------------------------------------

                                      24
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996
(continued)

7) PREPAID EXPENSES AND OTHER ASSETS

PREPAID EXPENSES AND OTHER ASSETS CONSIST OF THE FOLLOWING:                                        DECEMBER 31,
-------------------------------------------------------------------------------------------------------------------------
                                                                                         1996                      1995
-------------------------------------------------------------------------------------------------------------------------
Prepaid insurance                                                                    $ 66,433                    51,227
Prepaid federal and state income taxes                                                156,461                      --
Other prepaid expenses                                                                 41,035                    41,896
Accounts receivable                                                                    20,309                    14,650
Cash surrender value of Key Man insurance (a)                                         430,814                   408,992
Deferred income tax benefit - net (b)                                                 135,625                   260,900
-------------------------------------------------------------------------------------------------------------------------
                                                                                     $850,677                   777,665
-------------------------------------------------------------------------------------------------------------------------

(a) The Board of Directors has approved an Executive Salary Continuation Agreement for the Association's key employees. The agreement will provide ten annual payouts to the employee or their beneficiary at the time of disability, retirement or death. An insurance policy on each of the key employees has been purchased to offset potential future liabilities.

(b) The approximate tax effect of temporary differences that give rise to the Company's net deferred tax asset at December 31, 1996 and 1995 under SFAS 109 is as follows:

                                                                               ASSETS         LIABILITIES                NET
------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1996
Loan fees deferred for financial reporting purposes                        $  626,500               --               626,500
Nondeductible deferred directors' fees                                        223,640               --               223,640
Nondeductible incentive and retirement plan expense                           269,280               --               269,280
Accelerated depreciation for tax purposes                                        --              (18,630)            (18,630)
Unrealized gain on trading account securities                                    --              (32,350)            (32,350)
Bad debt reserves established for financial reporting purposes                342,085               --               342,085
Increases to tax bad debt reserves since January 1, 1988                         --           (1,300,320)         (1,300,320)
Other items                                                                    25,420               --                25,420
------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                      $1,486,925         (1,351,300)            135,625
------------------------------------------------------------------------------------------------------------------------------
                                                                               ASSETS         LIABILITIES               NET
------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1995
Loan fees deferred for financial reporting purposes                        $  856,490               --               856,490
Nondeductible deferred directors' fees                                        192,015               --               192,015
Nondeductible incentive plan expense                                          181,550               --               181,550
Accelerated depreciation for tax purposes                                        --              (26,000)            (26,000)
Unrealized gain on trading account securities                                    --              (23,350)            (23,350)
Bad debt reserves established for financial reporting purposes                342,085               --               342,085
Increases to tax bad debt reserves since January 1, 1988                         --           (1,293,200)         (1,293,200)
Other items                                                                    31,310               --                31,310
------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                      $1,603,450         (1,342,550)            260,900
------------------------------------------------------------------------------------------------------------------------------

                                      25
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996
(continued)


8) DEPOSITS

DEPOSIT ACCOUNTS ARE SUMMARIZED AS FOLLOWS:                                                            DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------
                                                                                                 1996                   1995
------------------------------------------------------------------------------------------------------------------------------
Passbook accounts                                                                        $ 62,742,795             62,926,698
NOW accounts                                                                               15,815,922             14,630,124
Money market accounts                                                                       9,271,728             10,960,279
------------------------------------------------------------------------------------------------------------------------------
                                                                                           87,830,445             88,517,101
Certificates of deposit:
    6 months                                                                               23,619,204             21,666,263
    12 months                                                                              17,082,010             15,697,977
    18 months                                                                              21,197,855             20,340,107
    30 months and over                                                                     59,769,980             60,286,058
    IRA and Keogh                                                                          45,654,467             44,136,133
------------------------------------------------------------------------------------------------------------------------------
                                                                                         $255,153,961            250,643,639
------------------------------------------------------------------------------------------------------------------------------
    Weighted average interest rate                                                               4.92%                  4.85%
------------------------------------------------------------------------------------------------------------------------------

A SUMMARY OF CERTIFICATES OF DEPOSIT BY MATURITY IS AS FOLLOWS:                                        DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------
                                                                                                 1996                   1995
------------------------------------------------------------------------------------------------------------------------------
    Within 12 months                                                                    $  80,863,169             71,520,204
    12 months to 23 months                                                                 29,153,388             28,828,062
    24 months to 35 months                                                                 22,782,642             13,897,748
    36 months to 48 months                                                                 29,575,854             19,895,627
    Over 48 months                                                                          4,948,463             27,984,897
------------------------------------------------------------------------------------------------------------------------------
    TOTAL                                                                               $ 167,323,516            162,126,538
------------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE ON DEPOSITS CONSISTS OF THE FOLLOWING:                                    YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------
                                                                                   1996               1995              1994
------------------------------------------------------------------------------------------------------------------------------
Passbook accounts                                                           $ 1,884,283          1,954,816         2,200,121
NOW accounts                                                                    297,459            281,706           276,629
Money market accounts                                                           291,818            348,771           482,686
Certificates of deposit                                                       9,900,533          8,847,247         7,445,876
------------------------------------------------------------------------------------------------------------------------------
    TOTAL                                                                   $12,374,093         11,432,540        10,405,312
------------------------------------------------------------------------------------------------------------------------------

The aggregate amount of deposit accounts with a balance of $100,000 or greater was approximately $41,141,000 and $31,561,000 at December 31, 1996 and 1995,
respectively. Deposits in excess of $100,000 are not insured by the Federal Deposit Insurance Corporation.

9) BORROWED MONEY

In connection with the initial public offering, the Association established an Employee Stock Ownership Plan (ESOP). The ESOP was funded by the proceeds from a $1,840,000 loan which is currently held by the Company. The loan carries an interest rate of one-eighth of one percent under the prime rate, and matures in the year 1999. The loan is secured by the shares of the Company purchased with the loan proceeds. The Association has committed to make contributions to the ESOP sufficient to allow the ESOP to fund the debt service requirements of the loan.

                                      26
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996
(continued)

10) OTHER LIABILITIES

OTHER LIABILITIES INCLUDE THE FOLLOWING:                                                       DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------
                                                                                     1996                         1995
------------------------------------------------------------------------------------------------------------------------
Accrued interest on deposits                                                   $   49,236                       46,690
Accrued real estate taxes                                                         119,700                      119,500
Accrued income taxes                                                                 --                         20,300
Accrued franchise tax payable                                                       6,028                        6,028
Accrued retirement and benefit plans                                              569,577                      343,173
Other accrued expenses                                                            152,587                      161,050
Deferred directors' fees                                                          577,133                      495,523
Dividends payable                                                                 385,058                      305,387
Accounts payable                                                                  536,030                       30,318
Official checks payable                                                         2,532,667                    3,181,014
------------------------------------------------------------------------------------------------------------------------
                                                                               $4,928,016                    4,708,983
------------------------------------------------------------------------------------------------------------------------

11) RETIREMENT PLAN

The Association has a defined benefit pension plan which covers full-time employees with one year or more of service, and who are at least 21 years of age. The Association's funding policy is to generally make the minimum annual contribution required by applicable regulations.

The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated financial statements at December 31.

                                                                                                        1996                 1995
-----------------------------------------------------------------------------------------------------------------------------------

Projected benefit obligation (actuarial present value of projected benefits attributed to employee service to date based
   on future compensation levels)                                                                $ 2,563,874            2,245,269
Plan assets at fair value                                                                          2,289,209            2,195,529
-----------------------------------------------------------------------------------------------------------------------------------

Unfunded projected benefit obligation                                                               (274,665)             (49,740)
Unrecognized net actuarial (gain) loss                                                                (2,806)            (117,156)
Unrecognized prior service cost                                                                        9,458               11,823
-----------------------------------------------------------------------------------------------------------------------------------

Net pension liability included in accrued expenses                                               $  (268,013)            (155,073)
-----------------------------------------------------------------------------------------------------------------------------------


Included in the projected benefit obligation is an amount called the accumulated benefit obligation. The accumulated benefit obligation represents the actuarial present value of benefits attributed to employee service and compensation levels to date. At December 31, 1996, the accumulated benefit obligation was $1,639,940. The vested portion was $1,615,362

Net pension expense for the years ended December 31, 1996, 1995 and 1994 is being accounted for per Financial Accounting Standards Board Statement No. 87, "Employers' Accounting for Pensions" and include the following components:

                                                                                 1996                  1995                  1994
-----------------------------------------------------------------------------------------------------------------------------------

Service cost-benefits earned during the year                                $ 140,042               150,937               147,042
Interest cost on projected benefit obligation                                 145,942               137,488               144,823
Actual return on plan assets                                                 (175,409)             (326,583)             (117,412)
Net amortization and deferral                                                   2,365               176,218               (21,049)
-----------------------------------------------------------------------------------------------------------------------------------

Net pension expense                                                         $ 112,940               138,060               153,404
-----------------------------------------------------------------------------------------------------------------------------------


The discount rate used in determining the actuarial present value of the projected benefit obligation at the beginning of the year to determine the net periodic pension cost and at the end of the year for the present value of the benefit obligation was 6.5% during 1996, 1995 and 1994. The expected long-term rate of return on assets was 8.0% during 1996, 1995 and 1994, and the rate of increase in future compensation was 6.0% in 1996, 1995 and 1994.

                                      27
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996
(continued)

12) OFFICER, DIRECTOR AND EMPLOYEE PLANS

STOCK OPTION PLANS. In conjunction with the Conversion, the Company adopted an incentive stock option plan for the benefit of the officers and key employees of the Company and its affiliates and a director's stock option plan for the benefit of outside directors of the Company. The number of shares of common stock authorized under the Employees' Plan after restatement for the 3 for 2 stock split, is 276,000. All of the shares in the Employees' Plan have been granted at $6.67 per share. Options granted under the Incentive Plan become exercisable at a rate of 20% per year commencing one year from the date of grant. During the year ended December 31, 1996, 4,500 options granted under the Employees' Plan were exercised and issued from authorized shares. As of December 31, 1996, stock options to purchase 250,650 shares remain outstanding in the Employees' Plan. The number of shares of common stock authorized under the Directors' Plan after restatement for the 3 for 2 stock split, is 69,000. For the year ended December 31, 1996, 3,000 options granted under the Directors' Plan were exercised and issued from authorized shares. As of December 31, 1996, stock options to purchase 60,000 shares remain outstanding in the Directors' Plan. The term of the options issued under both Plans expires ten years from the date of grant.

EMPLOYEE STOCK OWNERSHIP PLAN. In conjunction with the Conversion, the Association formed an Employee Stock Ownership Plan ("ESOP"). The ESOP covers substantially all employees with more than one year of employment and who have attained the age of 21. The ESOP borrowed $1,840,000 from an unaffiliated third-party lender and purchased, after restatement for the 3 for 2 stock split, 276,000 common shares issued in the Conversion. The debt was assumed by the Company in 1993. In accordance with generally accepted accounting principles, the unpaid balance of the ESOP loan, which is comparable to unearned compensation, is reported as a reduction of stockholders' equity. Total contributions by the Association to the ESOP which were used to fund principal and interest payments on the ESOP debt totaled $251,044, $268,261 and $266,695 for the years ended December 31, 1996, 1995 and 1994 respectively. The Association has committed to make cash contributions to the ESOP sufficient to service the requirements of the loan.

ASSOCIATION RECOGNITION AND RETENTION PLANS. In conjunction with the Conversion, the Company formed several Association Recognition and Retention Plans ("ARPs"), which purchased, after restatement for the 3 for 2 stock split, 138,000 shares or 4% of the shares of common stock issued in the Conversion. The shares were purchased for $1,253,556 with funds contributed to the ARP's from the Association. As of December 31, 1996, 27,600 shares were outstanding to be awarded, with such awards to be earned by employees in key management positions in equal installments over a five year period from date of grant.

The $1,253,356 contributed to the ARPs is being amortized to compensation expense as the plan participants become vested in those shares. As of December 31, 1996, $1,128,041 of deferred compensation expense has been recognized since inception. The unamortized cost, which is comparable to deferred compensation, is reflected as a reduction of stockholders' equity.

13) INCOME TAXES

The Company has adopted Statement of Financial Accounting Standards No. 109 (SFAS 109) which requires a change from the deferred method to the liability method of accounting for income taxes. Under the liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying statutory tax rates applicable to future years to differences between the financial statement carrying amounts and tax bases of existing assets and liabilities.

Among the provisions of SFAS 109 which impact the Association is the tax treatment of bad debt reserves. SFAS 109 provides that a deferred tax asset is to be recognized for the bad debt reserve established for financial reporting purposes and requires a deferred tax liability to be recorded for increases in the tax bad debt reserve since January 1, 1988, the effective date of certain changes made by the Tax Reform Act of 1986 to the calculation of savings institutions' bad debt deduction. Accordingly, retained earnings at December 31, 1996 includes approximately $5,500,000 for which no deferred federal income tax liability has been recognized.

                                      28
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996
(continued)

13) INCOME TAXES (CONTINUED)

THE PROVISION FOR INCOME TAXES CONSISTS OF THE FOLLOWING:                             YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------
                                                                               1996            1995            1994
------------------------------------------------------------------------------------------------------------------------------
Current                                                                  $1,583,308       2,103,348       1,920,814
Deferred                                                                    125,275         211,725         267,451
------------------------------------------------------------------------------------------------------------------------------
                                                                         $1,708,583       2,315,073       2,188,265
------------------------------------------------------------------------------------------------------------------------------

A RECONCILIATION OF THE STATUTORY FEDERAL INCOME TAX RATE TO EFFECTIVE INCOME TAX RATE IS AS FOLLOWS:

                                                                                  YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------
                                                                             1996              1995            1994
------------------------------------------------------------------------------------------------------------------------------
Statutory federal income tax rate                                            34.0%             34.0            34.0
State income taxes                                                             .8               1.9             2.0
Other                                                                         (.6)              (.2)            (.4)
------------------------------------------------------------------------------------------------------------------------------
Effective income tax rate                                                    34.2%             35.7%           35.6
------------------------------------------------------------------------------------------------------------------------------

DEFERRED FEDERAL INCOME TAX EXPENSE CONSISTS OF THE FOLLOWING TAX
EFFECTS OF TIMING DIFFERENCES:

                                                                                          YEARS ENDED DECEMBER 31,
------------------------------------------------------------------------------------------------------------------------------
                                                                               1996               1995                1994
------------------------------------------------------------------------------------------------------------------------------
Loan fees                                                                  $ 229,990             245,140             120,840
Deferred directors' fees                                                     (31,625)            (28,245)            (26,030)
Incentive and retirement plan expense                                        (87,730)            (95,160)            (12,250)
Statutory bad debt deduction in excess of book provision                        --               150,665             176,010
Unrealized gain on trading account securities                                  9,000              (2,835)             26,185
Other                                                                          5,640             (57,840)            (17,304)
------------------------------------------------------------------------------------------------------------------------------
                                                                           $ 125,275             211,725             267,451
------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996
(continued)

14) REGULATORY CAPITAL REQUIREMENTS

The Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA) was signed into law on August 9, 1989; regulations for savings institutions' minimum capital requirements went into effect on December 7, 1989. In addition to its capital requirements, FIRREA includes provisions for changes in the Federal regulatory structure for institutions, including a new deposit insurance system, increased deposit insurance premiums and restricted investment activities with respect to noninvestment-grade corporate debt and certain other investments. FIRREA also increases the required ratio of housing-related assets in order to qualify as a savings institution.

Capital regulations require the Association to have a minimum regulatory tangible capital ratio equal to 1.5% of total adjusted assets, a minimum 3.0% core capital ratio, and an 8.0% risk-based capital ratio. FIRREA requires that in meeting the core, tangible and risk-based capital ratios, savings institutions must deduct investments in and loans to subsidiaries engaged in activities not permissible for a national bank.

In determining compliance with the risk-based capital requirement, the Association is allowed to use both core capital and supplementary capital provided the amount of supplementary capital used does not exceed the Association's core capital. Supplementary capital of First Federal Savings and Loan Association of Westchester is defined to include all of the Association's general loss allowances. The risk-based capital requirement is measured against risk-weighted assets which equals the sum of each asset and the credit-equivalent amount of each off-balance sheet item after being multiplied by an assigned risk weight.

AT DECEMBER 31, 1996 THE ASSOCIATION'S REGULATORY EQUITY CAPITAL WAS AS FOLLOWS:

                                                                           TANGIBLE               CORE          RISK-BASED
                                                                            CAPITAL            CAPITAL             CAPITAL
--------------------------------------------------------------------------------------------------------------------------
Stockholders' equity                                                    $40,101,086         40,101,086          40,101,086
Investment in nonincludable subsidiary                                     (349,948)          (349,948)           (349,948)
General loss allowances                                                        --                 --               707,800
--------------------------------------------------------------------------------------------------------------------------
Regulatory capital computed                                              39,751,138         39,751,138          40,458,938
Minimum capital requirement                                               4,564,972          9,129,945          10,608,480
--------------------------------------------------------------------------------------------------------------------------
    REGULATORY CAPITAL EXCESS                                           $35,186,166         30,621,193          29,850,458
--------------------------------------------------------------------------------------------------------------------------
Computed capital ratio                                                        13.06%             13.06%              30.51%
Minimum capital ratio                                                          1.50               3.00                8.00
--------------------------------------------------------------------------------------------------------------------------
    REGULATORY CAPITAL EXCESS                                                 11.56%             10.06%              22.51%
--------------------------------------------------------------------------------------------------------------------------
A RECONCILIATION OF THE ASSOCIATION'S EQUITY CAPITAL AT DECEMBER 31, 1996 IS AS FOLLOWS:
Stockholders' equity                                                                                           $47,832,776
Less Company stockholders' equity not available for regulatory capital                                          (7,731,690)
--------------------------------------------------------------------------------------------------------------------------
    STOCKHOLDERS' EQUITY OF THE ASSOCIATION                                                                    $40,101,086
--------------------------------------------------------------------------------------------------------------------------

                                      30
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996
(continued)

15) STOCKHOLDERS' EQUITY

As part of the Conversion, the Association established a liquidation account for the benefit of all eligible depositors who continue to maintain their deposit accounts in the Association after conversion. In the unlikely event of a complete liquidation of the Association, each eligible depositor will be entitled to receive a liquidation distribution from the liquidation account, in the proportionate amount of the then current adjusted balance for deposit accounts held, before distribution may be made with respect to the Association's capital stock. The Association may not declare or pay a cash dividend to the Company on, or repurchase any of, its capital stock if the effect thereof would cause the retained earnings of the Association to be reduced below the amount required for the liquidation account. Except for such restrictions, the existence of the liquidation account does not restrict the use or application of retained earnings.

The Association's capital exceeds all of the fully phased-in capital requirements imposed by FIRREA. OTS regulations generally provide that an institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution could, after prior notice but without the approval by the OTS, make capital distributions during the fiscal year of up to 100% of its net income to date during the fiscal year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year. Any additional capital distributions would require prior regulatory approval.

Unlike the Association, the Company is not subject to these regulatory restrictions on the payment of dividends to its stockholders. However, the Company's source of funds for future dividends may depend upon dividends received by the Company from the Association.

16) SAIF SPECIAL ASSESSMENT AND ITS IMPACT ON SAIF INSURANCE PREMIUMS

The deposits of savings associations, such as First Federal Savings and Loan Association of Westchester, are presently insured by the Savings Association Insurance Fund ("SAIF"), which together with the Bank Insurance Fund ("BIF"), are the two insurance funds administered by the Federal Deposit Insurance Corporation ("FDIC"). Financial institutions which are members of the BIF are experiencing substantially lower deposit insurance premiums because the BIF has achieved its required level of reserves while the SAIF has not yet achieved its required reserves. In order to help eliminate this disparity and any competitive disadvantage due to disparate deposit insurance premium schedules, legislation to recapitalize the SAIF was enacted in September 1996.

The legislation requires a special one-time assessment of approximately 65.7 cents per $100 of SAIF insured deposits held by the Association at March 31, 1995. The one-time special assessment has resulted in a charge to earnings of approximately $1,600,000 during the year ended December 31, 1996. The after-tax effect of this one-time charge to earnings totaled $980,000. The legislation is intended to fully recapitalize the SAIF fund so that commercial bank and thrift deposits will be charged the same FDIC premiums beginning January 1, 1997. As of such date, deposit insurance premiums for highly rated institutions, such as the Association, will be substantially reduced.

The Association, however, will continue to be subject to an assessment to fund repayment of the Financing Corporation's ("FICO") obligations. The FICO assessment for SAIF insured institutions will be 6.48 cents per $100 of deposits while BIF insured institutions will pay 1.30 cents per $100 of deposits until the year 2000 when the assessment will be imposed at the same rate on all FDIC insured institutions. Accordingly, as a result of the reduction of the SAIF assessment and the resulting FICO assessment, the annual after-tax decrease in assessment costs is expected to be approximately $260,000 based upon a December 31, 1996 assessment base.

17) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Association is a party to various transactions with off-balance sheet risk in the normal course of business. These transactions are primarily commitments to originate loans and to purchase investment securities. These financial instruments carry varying degrees of credit and interest-rate risk in excess of amounts recorded in the consolidated financial statements.

Commitments to originate mortgage loans of $3,971,400 at December 31, 1996 represent amounts which the Association plans to fund within the normal commitment period of 60 to 90 days. Of this amount, $1,399,250 are in fixed rate commitments with rates ranging from 7.50% to 8.75%, and $2,572,150 are in adjustable rate commitments. Because the credit worthiness of each customer is reviewed prior to extension of the commitment, the Association adequately controls their credit risk on these commitments, as it does for loans recorded on the balance sheet. The Association conducts all of its lending activities in the Chicagoland area in which it serves. Management believes the Association has a diversified loan portfolio and the concentration of lending activities in these local communities does not result in an acute dependency upon economic conditions of the lending region.

The Association has approved, but unused, home equity lines of credit of approximately $12,200,000 at December 31, 1996. Approval of lines of credit is primarily based upon underwriting standards that do not allow total borrowings, including the line of credit, to exceed 80% of the estimated market value of the customer's home. In addition, the Association has approved but unused equity lines of credit on various construction projects of approximately $3,700,000 at December 31, 1996. Approval of construction lines of credit is based upon underwriting standards and limitations similar to construction lending.

                                      31
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996
(continued)

17) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED)

The Association has issued outstanding letters of credit totaling approximately $1,569,400, the majority being to various municipalities regarding incomplete construction projects on which the Association had originated mortgage loans, or regarding builders with whom the Association has had long standing relationships.

At December 31, 1996, the Company has committed to purchase, in the held to maturity portfolio, a $1,000,000 Federal Farm Credit Bureau note with a coupon rate of 5.25% and a maturity date of April 1, 1997.

18) CONTINGENCIES

The Association is, from time to time, a party to certain lawsuits arising in the ordinary course of its business, wherein it enforces its security interest. Management, based upon discussions with legal counsel, believes that the Company and the Association are not engaged in any legal proceedings of a material nature at the present time.

19) DISCLOSURES ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND CASH EQUIVALENTS: For cash and interest-bearing deposits, the carrying amount is a reasonable estimate of fair value.

INVESTMENT SECURITIES: Fair values for securities are based on quoted market prices as published in financial publications.

TRADING ACCOUNT SECURITIES: Fair values for trading account securities are based on quoted market prices as published in financial publications or broker quotes.

LOANS RECEIVABLE: The Company determined that for both variable-rate and fixed rate loans, fair values are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms and collateral to borrowers of similar credit quality.

DEPOSIT LIABILITIES: The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using a composite of the rates currently offered for deposits of similar remaining maturities.

THE ESTIMATED FAIR VALUE OF THE COMPANY'S FINANCIAL INSTRUMENTS AS OF DECEMBER 31, 1996 AND 1995 ARE AS FOLLOWS:

                                                                          DECEMBER 31, 1996
-----------------------------------------------------------------------------------------------------
                                                             CARRYING                          FAIR
                                                               AMOUNT                         VALUE
-----------------------------------------------------------------------------------------------------
FINANCIAL ASSETS:
    Cash and cash equivalents                            $ 11,389,236                    11,389,326
    Investment securities                                  68,737,012                    68,638,354
    Investment securities held for trade                      826,875                       826,875
    Loans receivable                                      223,898,424                   224,942,000

FINANCIAL LIABILITIES:
    DEPOSITS                                              255,153,961                   258,532,000
-----------------------------------------------------------------------------------------------------
                                                                          December 31, 1995
-----------------------------------------------------------------------------------------------------
                                                             Carrying                         Fair
                                                               Amount                         Value
-----------------------------------------------------------------------------------------------------
    FINANCIAL ASSETS:
    Cash and cash equivalents                            $  8,390,071                     8,390,071
    Investment securities                                  82,110,883                    82,359,066
    Investment securities held for trade                      501,150                       501,150
    Loans receivable                                      209,069,248                   212,549,000

    FINANCIAL LIABILITIES:
    Deposits                                              250,643,639                   254,985,000
-----------------------------------------------------------------------------------------------------

                                      32
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996
(continued)

20) CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following condensed statement of financial condition, as of December 31, 1996 and 1995 and condensed statements of income and cash flows for the years ended December 31, 1996, 1995 and 1994 for Westco Bancorp, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto.

                        STATEMENT OF FINANCIAL CONDITION

                                                                                                   DECEMBER 31,
--------------------------------------------------------------------------------------------------------------------------
                                                                                           1996                    1995
--------------------------------------------------------------------------------------------------------------------------
 ASSETS
 Cash and cash equivalents                                                        $   2,991,530               3,462,855
 Investment securities held for investment                                            3,774,305               3,094,819
 Investment securities held for trade                                                   826,875                 501,150
 Loans receivable                                                                       622,143                 871,000
 Equity investment in the Association                                                40,514,696              41,413,979
 Prepaid expenses and other assets                                                           --                   4,990
--------------------------------------------------------------------------------------------------------------------------
                                                                                     48,729,549              49,348,793
--------------------------------------------------------------------------------------------------------------------------
 LIABILITIES AND STOCKHOLDERS' EQUITY
 Accrued taxes and other liabilities                                                    483,163                 363,144
 Common stock                                                                            34,843                  23,179
 Additional paid-in capital                                                          22,184,247              22,132,446
 Retained earnings                                                                   38,420,579              36,450,398
 Treasury stock                                                                     (12,393,283)             (9,620,374)
--------------------------------------------------------------------------------------------------------------------------
                                                                                  $  48,729,549              49,348,793
--------------------------------------------------------------------------------------------------------------------------

                               STATEMENT OF INCOME

                                                                                 YEARS ENDED DECEMBER 31,
--------------------------------------------------------------------------------------------------------------------------
                                                                      1996                 1995                    1994
--------------------------------------------------------------------------------------------------------------------------
 Equity in earnings of the Association                         $ 3,100,718            3,969,760               3,928,419
 Interest income                                                   416,615              369,278                 264,759
 Unrealized gain on trading securities - net                         7,120               34,200                  10,358
 Gain (loss) on sale of trading securities                          79,992              142,221                  (7,391)
 Other income                                                        8,164                   --                      --
 Non-interest expense                                             (227,759)            (247,318)               (228,254)
 Provision for federal and state income taxes                      (96,749)            (100,983)                 (7,114)
--------------------------------------------------------------------------------------------------------------------------
 NET INCOME                                                    $ 3,288,101            4,167,158               3,960,777
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 1996
(continued)

20) CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

                            STATEMENT OF CASH FLOWS


                                                                                         YEARS ENDED DECEMBER 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                                                           1996                   1995                    1994
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
    Net income                                                      $ 3,288,101              4,167,158               3,960,777
    Equity in earnings of the Association                            (3,100,718)            (3,969,760)             (3,928,419)
    Amortization of premiums and discounts
       on investment securities                                        (216,128)              (197,247)                (95,906)
    Unrealized gain on trading securities - net                          (7,120)               (34,200)                (10,358)
    (Gain) loss on sale of trading securities                           (76,130)              (146,009)                    750
    Purchase of trading securities                                   (4,537,138)            (7,479,664)               (460,256)
    Proceeds from sale of trading securities                          4,294,663              7,993,926                 226,750
    Proceeds from redemption of trading securities                           --                     --                  10,063
    (Increase) decrease in prepaid expenses and other assets              4,990                 92,210                 (41,572)
    Increase (decrease) in accrued taxes and other liabilities           53,814                  1,417                (135,698)
-----------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (FOR) OPERATING ACTIVITIES                        (295,666)               427,831                (473,869)
-----------------------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES:
    Proceeds from maturities of investment securities                11,899,546             23,300,000              10,400,000
    Purchase of investment securities                               (12,362,904)           (23,907,090)            (10,402,806)
    Loan repayment from subsidiary                                      248,857                248,857                 248,857

NET CASH PROVIDED BY (FOR) INVESTING ACTIVITIES                        (214,501)              (358,233)                246,051

-----------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES:
-----------------------------------------------------------------------------------------------------------------------------------
    Proceeds from exercise of stock options                              50,000                 60,000                 109,000
    Purchase of treasury stock                                       (2,772,909)            (2,170,770)             (2,045,794)
    Payment in lieu of issuing fractional shares                           (761)                    --                      --
    Dividends received from Association                               4,000,000              4,000,000               4,100,000
    Payment of dividends                                             (1,237,488)            (1,103,856)               (990,421)
-----------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (FOR) FINANCING ACTIVITIES                          38,842                785,374               1,172,785
-----------------------------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                              (471,325)               854,972                 944,967
Cash and cash equivalents at beginning of year                        3,462,855              2,607,883               1,662,916
-----------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                            $ 2,991,530              3,462,855               2,607,883
-----------------------------------------------------------------------------------------------------------------------------------

OFFICERS AND DIRECTORS



ASSOCIATION OFFICERS

DAVID C. BURBA*
President

RICHARD A. BRECHLIN*
Exec. Vice President/Treasurer

GREGG P. GOOSSENS*
Exec. Vice President/Lending

KENNETH J. KACZMAREK*
Senior Vice President/Controller

FREDERICK A. COX
Vice President

ROBERTA SRAMEK
Vice President

MARY S. SUFFI*
Vice President/Secretary

VICTORIA E. BESPOLE
Assistant Vice President

INGRID K. VOLKMANN
Assistant Vice President

ROSANNE M. KLINGELHOFER
Assistant Secretary


DIRECTORS

DAVID C. BURBA
Chairman of the Board
Westco Bancorp, Inc.

ROSALYN M. LESAK
Chairman of the Board
First Federal Savings
of Westchester

JAMES E. DICK
President, Human
Resource Associates

EDWARD A. MATUGA
Attorney-at-Law

EDWARD C. MOTICKA
President, Moticka & Ralph

THOMAS J. NOWICKI
President, Affiliated
Appraisal Company

ROBERT E. VOREL, JR.
President, Crest
Communications, Inc.

*Officers of Westco Bancorp, Inc.


All above directors are members of the board of Westco Bancorp, Inc. and First Federal Savings of Westchester.


CORPORATE INFORMATION

STOCK PRICE INFORMATION

Westco Bancorp, Inc.'s common stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol: WCBI. The table below shows the reported high and low sales prices of the common stock during the periods indicated in fiscal 1996 and 1995, shown reflecting 1996 stock split.


---------------------------------------------------------------------
                                   DIVIDENDS       HIGH          LOW
---------------------------------------------------------------------
Fourth Quarter,1996                 $ .15        $22.25       $21.50
Third Quarter, 1996                   .12         22.25        21.00
Second Quarter,1996                   .12         22.00        18.50
First Quarter, 1996                   .113        18.66        18.17
Fourth Quarter,1995                   .113        18.50        17.50
Third Quarter, 1995                   .10         18.00        14.75
Second Quarter,1995                   .10         16.00        14.00
First Quarter, 1995                   .10         14.50        11.50
---------------------------------------------------------------------

Westco Bancorp, Inc. had approximately 1,400 shareholders at December 31, 1996 based upon shareholders of record and an estimate of shares held in nominee names.

INVESTOR INFORMATION:
A COPY OF WESTCO BANCORP, INC.'S ANNUAL REPORT ON FORM 10-K, TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE WITHOUT CHARGE BY WRITING OUR CORPORATE OFFICE:

    RICHARD A. BRECHLIN
    EXECUTIVE VICE PRESIDENT AND TREASURER
    2121 S. MANNHEIM ROAD
    WESTCHESTER, IL 60154
    (708) 865-1100

Shareholders, investors, and analysts interested in additional information may contact the above.

ANNUAL MEETING OF SHAREHOLDERS
The Annual Meeting of the Shareholders of Westco Bancorp, Inc. will be held at 10:00 a.m., April 15, 1997 at:

    1st Federal Savings Building
    2121 South Mannheim Road
    Westchester, IL 60154

All Shareholders are cordially invited to attend.

STOCK TRANSFER AGENT AND REGISTRAR
Inquiries regarding stock transfer, registration, lost certificates or changes in name and address should be directed to the stock transfer agent and registrar by writing:

    Harris Trust and Savings Bank
    Post Office Box 755
    Chicago, IL 60690
    Attention: Shareholder Communications

CORPORATE COUNSEL/WASHINGTON, D.C.
    Muldoon, Murphy and Faucette
    5101 Wisconsin Avenue, N. W.
    Washington, D.C. 20016

CORPORATE COUNSEL/CHICAGO, ILLINOIS
    Gomberg, Sharfman, Gold and Ostler
    208 S. LaSalle, Suite 1200
    Chicago, IL 60604

INDEPENDENT AUDITORS
    Cobitz, VandenBerg and Fennessy
    7800 W. 95th Street, Suite 301
    Hickory Hills, IL 60457