Form 10-K405, Exhibit 13
period 1997-12-31
WESTCO BANCORP INC
filed 1998-03-31
CIK 885413

              PORTIONS OF THE 1997 ANNUAL REPORT TO STOCKHOLDERS

                                 EXHIBIT 13.0

--------------------------------------------------------------------------------

SELECTED FINANCIAL HIGHLIGHTS




(Dollars in Thousands)                                   AT DECEMBER 31,
--------------------------------------------------------------------------------
                                              1997         1996         1995
--------------------------------------------------------------------------------

Total assets                              $315,944     $310,992     $306,143
Loans receivable, net                      240,098      223,898      209,069
Deposits                                   259,611      255,154      250,644
Increase in deposits                         4,457        4,510        5,321
Stockholders' equity                        48,587       47,833       47,917
Equity to total assets                       15.38%       15.38%       15.65%

Net interest income                       $ 11,035     $ 11,010     $ 10,982
Net income                                   4,708        3,288        4,167
Loans originated                            62,117       58,158       48,594
Interest rate spread during period            2.87%        2.88%        3.06%
Diluted earnings per share                $   1.75     $   1.16     $   1.43
Book value per share at end of period     $  19.72     $  18.63     $  17.78

--------------------------------------------------------------------------------

LETTER TO SHAREHOLDERS


DAVID C. BURBA
Chairman of the Board
and President
Westco Bancorp, Inc.

[PICTURE APPEARS HERE]



ROSALYN M. LESAK
Chairman of the Board
First Federal Savings
of Westchester

[PICTURE APPEARS HERE]


It is with great pleasure that I report to you record earnings for Westco Bancorp and First Federal Savings and Loan Association of Westchester, its subsidiary. For the year ended December 31, 1997, earnings totalled $4.7 million; and that translated into $1.89 basic earnings per share. At December 31, 1997 a share of Westco Bancorp common stock had a book value of $19.72 and a market value of $27.25. Net earnings rose 43.2%, basic earnings per share rose 51.2%, book value per share increased 5.7%, and the market value of a share of Westco Bancorp stock increased 28.0%.

Although approximately 5% of our net income was derived from gains from trading and holding equity stocks of banks and thrifts, our earnings are essentially the result of management's continued focus on maintaining core earnings, reducing operating costs and staying with the business of a traditional thrift.

We are very proud of this success as highlighted by an Office of Thrift Supervision report released in 1997. This report named First Federal Savings of Westchester as one of the top 100 thrift performers in the nation, and it was based upon analyses of several operating factors over a three year period.

Shareholders' equity totalled $41.6 million at the end of 1997. In December, the Board declared the Company's seventeenth consecutive dividend, increasing the amount 13% to 17 cents per share. This was the fourth consecutive year of increasing dividends.

Assets of the Company amounted to $315.9 million at December 31, 1997 reflecting a 1.6% increase from $311.0 million at the end of 1996. Total deposits of First Federal also increased 1.6%. Deposits totalled $259.6 million at December 31, 1997 up from $255.2 million at December 31, 1996.


                        VALUE PER SHARE AT DECEMBER 31


                           [BAR GRAPH APPEARS HERE]


As interest rates have fallen and remained relatively stable over the past several years, we found it appropriate to redeploy funds from maturing investment securities into our regular lending activity, which coincidentally experienced increased demand for funds.

The loan portfolio increased 7.2% to $240.1 million at December 31, 1997 from $224.0 million at December 31, 1996. The $16 million increase in outstanding loans follows a $15 million increase in 1996, and although the lending remains primarily financing of one-to four-family, owner-occupied homes, First Federal is continuing to build its portfolio of construction and land loans. At December 31, 1997, construction and land loans totalled $9.2 million, and these types of loans represented 3.8% of the Association's loan portfolio.

Certainly no financial institution can post record earnings without attending to asset quality and loan delinquencies. At December 31, 1997 non-performing loans and non-performing assets totalled $786,000, a decrease of 50% from $1.6 million at the end of 1996. Non-performing loans, which represented all of the Company's non-performing assets at the end of 1997, equalled a meager .32% of total loans and .25% of total assets. Once again, management has not considered it necessary to add

--------------------------------------------------------------------------------

                              LENDING (IN MILLIONS)


                           [BAR GRAPH APPEARS HERE]



to the provisions for loan losses during the year. At December 31, 1997, after a $20,000 recovery, total allowances for loan losses amounted to $902,800, or .38% of net loans receivable and 114.9% of non-performing loans.

The Company's $54.0 million portfolio of U.S. Treasury and agency securities at year end had an average maturity of only 10 months. Combined with $14.0 million in cash and cash equivalents at December 31, 1997, these items represent over 20% of the Company's assets, further demonstrating management's attention to asset quality.

From a strength and safety standpoint, First Federal continues to post capital ratios well above requirements. The Office of Thrift Supervision requires capital ratios of 8.0%, 3.0% and 1.5% for risk-based capital, core capital and tangible capital. At December 31, 1997 the Association's capital ratios were 29.3%, 13.4% and 13.4% respectively.

During 1997, we continued to attend to improve our facilities. We completed the remodeling of our lobby area which gave our operation a truly modern appearance and increased the privacy of our customers. Enhanced technology throughout the office has improved efficiency at most positions, and a conversion to new teller equipment in 1998 will address our only significant "Year 2000" problem - that being obsolete teller terminals.

Some aspects of the Deposit Insurance Funds Act of 1996 have not yet been determined, including the modernization of banking industry charters. Until these issues are finally resolved, we cannot predict the affects any legislation may have on the Company. We do, however, remain confident that we are positioned to be a competitive banking institution. Quality customer service and products are fundamental principles which we will not abandon.

Finally, I would like to address a sad footnote to the end of the year. In February of 1998, Director Edward C. Moticka passed away after a very short and unexpected illness. Having served as a director of this Company and the Association for 20 years and being a lifelong friend of Mrs. Lesak, it is impossible to describe the importance of Ed's role to us and this operation. An accountant by profession and a person of unwavering integrity, his wife described him best, "He didn't have clients; he made them all friends." For those of us who knew and worked with this very nice man, we will miss him dearly.

Thank you for your confidence and continued support of our proud heritage.



Sincerely,


/s/ David C. Burba

David C. Burba

Chairman of the Board and President

Westco Bancorp, Inc.




/s/ Rosalyn M. Lesak

Rosalyn M. Lesak

Chairman of the Board

First Federal Savings of Westchester

--------------------------------------------------------------------------------

SELECTED CONSOLIDATED FINANCIAL DATA AND
OTHER DATA OF THE COMPANY


                                                                            AT DECEMBER 31
                                                                        (Dollars in Thousands)
-----------------------------------------------------------------------------------------------------------------------------
                                                   1997            1996            1995            1994             1993
-----------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL DATA:
   Total assets                                $315,944         310,992         306,143         299,571          301,806
   Loans receivable, net                        240,098         223,898         209,069         205,115          189,800
   Investment securities                         55,430          69,564          82,612          81,816           94,995
   Deposits                                     259,611         255,154         250,644         245,323          249,603
   Stockholders' equity                          48,587          47,833          47,917          46,388           45,033
-----------------------------------------------------------------------------------------------------------------------------
SELECTED OPERATING DATA:
   Interest income                             $ 23,648          23,384          22,414          20,818           21,675
   Interest expense                              12,613          12,374          11,432          10,405           11,236
-----------------------------------------------------------------------------------------------------------------------------
      Net interest income                        11,035          11,010          10,982          10,413           10,439
         Less provision for loan losses              --              --              --              --               --
-----------------------------------------------------------------------------------------------------------------------------
      Net interest income after
         provision for loan losses               11,035          11,010          10,982          10,413           10,439
-----------------------------------------------------------------------------------------------------------------------------
   Non-interest income:
      Loan fees and service charges                 274             274             187             199              284
      Commission income                             270             250             245             306              297
      Unrealized gain on trading
         securities - net                           225               7              34              10               54
      Gain (loss) on sale of securities             268              80             145             (10)              13
      Gain on sale of real estate owned              39              --              --              30               33
      Other income                                  239             252             233             298              325
-----------------------------------------------------------------------------------------------------------------------------
         Total non-interest income                1,315             863             844             833            1,006
-----------------------------------------------------------------------------------------------------------------------------
   Non-interest expense:
      Staffing costs                              3,220           3,199           3,184           3,030            3,149
      Office occupancy and equipment                508             468             543             498              462
      Federal deposit
         insurance premiums                         165             557             571             583              559
      SAIF special assessment                        --           1,602              --              --               --
      Other                                         995           1,050           1,046             986            1,080
-----------------------------------------------------------------------------------------------------------------------------
         Total non-interest expense               4,888           6,876           5,344           5,097            5,250
-----------------------------------------------------------------------------------------------------------------------------
   Income before income tax expenses              7,462           4,997           6,482           6,149            6,195
   Income tax expenses                            2,754           1,709           2,315           2,188            2,086
-----------------------------------------------------------------------------------------------------------------------------
   NET INCOME                                  $  4,708           3,288           4,167           3,961            4,109
-----------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

SELECTED FINANCIAL RATIOS AND OTHER DATA

                                                                            AT DECEMBER 31
                                                                        (Dollars in Thousands)
------------------------------------------------------------------------------------------------------------------------
                                                    1997          1996            1995           1994            1993
------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS:
   Return on average assets                         1.51%         1.06%           1.38%          1.30%           1.35%
   Return on average
      stockholders' equity                          9.81          6.83            8.86           8.54            9.08
   Average stockholders' equity to
      average assets                                             15.56           15.61          15.24           14.90
   Stockholders' equity to total assets            15.38         15.38           15.65          15.48           14.92
   Interest rate spread during period               2.87          2.88            3.06           2.90            2.90
   Net interest margin (1)                          3.64          3.65            3.77           3.52            3.55
   Operating expenses to
      average assets                                1.57          2.22            1.77           1.67            1.73
   Net interest income to operating
      expenses                                      2.26x         1.60x           2.05x          2.04x           1.99x
   Average interest-earning assets to
      average interest-bearing liabilities          1.19x         1.19x           1.18x          1.18x           1.17x

 ASSET QUALITY RATIOS:
   Non-performing loans to
      total loans (2)                                .33%          .70%            .55%           .15%            .40%
   Non-performing assets to
      total assets (3)                               .25           .50             .37            .25             .29
   Allowance for loan losses
      to total loans                                 .38           .39             .42            .43             .49
   Allowance for loan losses
      to non-performing loans                     114.86         56.34           77.37         286.51          119.68
   Allowance for loan losses to
      non-performing assets                       114.86         56.34           77.37         116.88          106.19
 REGULATORY CAPITAL RATIOS: (4)
   Tangible                                        13.43%        13.06%          13.28%         13.45%          13.18%
   Core                                            13.43         13.06           13.28          13.45           13.18
   Risk-based                                      29.32         30.51           33.14          34.05           36.14

 OTHER DATA:
   Loan originations                             $62,117       $58,158         $48,594        $57,866         $69,374
   Number of deposit accounts                    $19,022        18,635          18,992         19,043          19,166
   Book value per share outstanding (5)           $19.72        $18.63          $17.78         $16.41          $15.22
   Earnings per share: (5)
       Basic                                       $1.89         $1.25           $1.52          $1.34           $1.30
       Diluted                                     $1.75         $1.16           $1.43          $1.27           $1.24
------------------------------------------------------------------------------------------------------------------------

(1) Calculation is based upon net interest income before provision for loan losses divided by average interest-earning assets.
(2) Non-performing loans consists of loans 90 days or more delinquent and restructured loans.
(3) Non-performing assets consists of non-performing loans and real estate owned.
(4) OTS capital ratio requirements to total assets consists of a tangible capital ratio of 1.5%, a core capital ratio of 3.0% and a risk-based capital ratio of 8.0%.
(5) Per share data has been adjusted to reflect the 3 for 2 stock split in 1996.

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

GENERAL
Westco Bancorp, Inc. (the "Company") was organized on March 11, 1992 in Delaware as the holding company for First Federal Savings and Loan Association of Westchester, (the "Association") in connection with the Association's conversion from a federally chartered mutual savings and loan to a stock savings and loan association. Outstanding shares at December 31, 1997 totalled 2,464,353. Westco Bancorp, Inc. stock is listed on the Nasdaq National Market and trades under the symbol "WCBI".

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

Assets of the Company totalled $315.9 million at December 31, 1997 with net loans outstanding and total deposits amounting to $240.1 million and $259.6 million respectively. Stockholders' equity in the Company totalled $48.6 million, and the Company is considered "well capitalized" under OTS regulations. The Company continues to primarily focus lending on one-to four-family owner-occupied dwellings.

MANAGEMENT STRATEGY
The Company has been profitable for the past 16 years and has historically focused its lending activities on traditional one-to four-family loans. The Company's interest income is primarily derived from mortgage loans secured by one-to four-family residential real estate, which totalled $187.0 million or 77.0% of the total loan portfolio at December 31, 1997. Because of this focus, and as a result of the Company's underwriting standards, the Company has experienced minimal losses on its loans. This asset structure does, however, increase the Company's portfolio concentration risk by making the value of the portfolio more susceptible to declines in real estate values in its market area.

The Company's management's strategy is to maintain profitability and a strong capital position by growing at a rate that does not exceed its ability to generate earnings. Although capital does not eliminate the exposure of the Company's net interest income to fluctuations in interest rates, it does allow the Company greater protection and flexibility when net interest income decreases as a result of increases in the cost of funds. This strategy is accomplished by (i) maintaining high asset quality, (ii) originating primarily one-to four-family residential mortgages for the Company's portfolio, (iii) managing deposit pricing at affordable levels, (iv) controlling interest rate risk with liquidity made up of relatively short term government securities, (v) controlling operating expenses, and (vi) controlling growth. The Company attempts to offset the effects of a narrowing interest rate spread by improving non-interest income.

As a result of the Company's long-standing policy of originating mortgage loans secured principally by one-to four-family, owner-occupied, primary residences that meet the Company's underwriting standards, the Company has maintained high asset quality. Approximately 66% of these mortgage loans have fixed rates and 34% have adjustable rates. The Company's ratio of non-performing loans to total loans receivable was .33% at December 31, 1997 down from .70% at December 31, 1996. Although closely monitored, there can be no assurance that the Company will not experience increased loan losses in the future.

The Company continues to aggressively promote bi-weekly payment loans. Bi-weekly payment plans accelerate the loan's amortization and improve the Company's cash flow, thereby reducing long-term interest rate risk and more rapidly increasing borrowers' equity positions. At December 31, 1997, 28.4% of the Company's total loan portfolio was on a bi-weekly payment basis.

The Company controls expenses primarily through a reporting process which requires the comparison of monthly and annual expenses to budgeted amounts. These reports are submitted monthly to the Board of Directors, and the cause of any major discrepancy must be determined. The expense ratio was 1.57%, or 8.2% lower than in 1996, disregarding the one-time $1.6 million FDIC special assessment.

The Company has taken steps to reduce or control its interest rate risk by maintaining a portfolio of U.S. Treasury investments with short and intermediate terms to maturity. In addition to potentially lower borrowing costs which would be available using these securities as collateral, this portfolio provides for the periodic reinvestment of funds at actual market rates without future repayment risk. During the past two years, the Company has reduced this portfolio, redeploying approximately $30 million into loan programs. Although all of these securities are currently held for investment, the Company may determine to purchase and hold securities for sale in the future. Most assets of the Company are invested in short term U.S. Treasury and agency securities until other investment opportunities are identified.

Under SFAS No. 115, sales of securities within three months of maturity are considered to have been held to maturity. All equity securities are classified as held for trading.

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION
(CONTINUED)


The Company prices deposit accounts based upon the availability of investment opportunities. Management believes that ideally, because of the security provided customers by federal deposit insurance, U.S. Treasury yields should be the primary guideline for pricing accounts minus an allowance for depositor convenience. By maintaining "laddered" maturities in the liquidity portfolio, the Company should be able to absorb deposit outflows if deposit interest rates become unaffordable. In addition, the Company does not pursue an aggressive growth strategy which would force the Company to focus exclusively on competitors' rates rather than affordability.

The Company intends to continue to increase shareholder value. As of December 31, 1997, the Company had its seventh stock repurchase program in place. The Company's Board of Directors raised its quarterly dividend to $0.17 per share to stockholders of record as of December 31, 1997. The dividend permits shareholders to share directly in the success of the operations.


YEAR 2000 ANALYSIS
Neither the Company nor its subsidiaries utilize their own proprietary software. The Association has a contract with NCR Corporation for data processing services on savings and loans accounts. NCR, as well as vendors supplying software for other internal uses, has assured the Company that all systems will be Year 2000 compliant by mid-1999. The office of Thrift Supervision has indicated that it will conduct a separate examination of the preparedness of thrifts on this issue during 1998. The Association's teller terminals, installed in 1988 and 1989, must be replaced in order to assure Year 2000 compliance.

Apart from the estimated $125,000 capital outlay needed to upgrade the teller equipment during 1998, which management considers routine in the Company's ongoing effort to maintain its operational facilities, management does not expect the total cost to become Year 2000 compliant to be significant.


MARKET RISK SENSITIVITY
The Company's financial instrument assets and liabilities are subject to varying degrees of actual or theoretical market risk. The only significant exposure of these instruments results from the interest rate risk embedded in them based upon their contractual terms.

The following presentations are provided in an attempt to quantify the market risk sensitivity, and include a Net Portfolio Value analysis and an Interest Rate Sensitivity table. The Company does not currently invest in derivative financial instruments.

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

At September 30, 1997, 2% of the Association's Net Portfolio Value was $990,000, and the maximum decrease in the Net Portfolio Value for a 200 basis point change in interest rates, as calculated by the OTS, is $7.0 million. As a result, if the rule were in effect, the Association would have been required to make a $3.0 million deduction from total capital in calculating its risk-based capital requirement. This deduction, however, would have left the institution's risk-based capital level $27.7 million in excess of the risk-based capital requirement.

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION
(CONTINUED)

The following table presents the OTS analysis of the Association's estimated interest rate risk as measured by changes in the Net Portfolio Value for instantaneous and sustained parallel shifts in interest rates, both up and down 400 basis points in increments of 100 basis points, at September 30, 1997, the latest date for which information is available.

                                          ---------------------------------
                                                  Net Portfolio Value
---------------------------------------------------------------------------
Assumed Change
in Interest Rates                         $ Amount     $ Change    % Change

 (Basis Points)                                (In Thousands of Dollars)

   +400                                 $  34,201    $ (15,153)        -31%
   +300                                    38,270      (11,084)        -22
   +200                                    42,382       (6,972)        -14
   +100                                    46,273       (3,081)         -6
      0                                    49,354
   -100                                    50,813        1,459           3
   -200                                    51,495        2,141           4
   -300                                    52,621        3,267           7
   -400                                    54,843        5,489          11

As indicated above, the Net Portfolio Value of the Association is expected to decline $7.0 million in the event of a 200 basis point immediate and sustained increase in interest rates. However, a similar decrease in interest rates would not result in an expected increase in the Net Portfolio Value.

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

The Board of Directors has established parameters for monitoring the Association's interest rate risk in this manner, and it reviews the analysis on a quarterly basis. The level of interest rate risk indicated in the above presentation falls within the parameters established as of December 31, 1997.

The following Interest Rate Sensitivity table below provides information about the Company's financial instruments that are sensitive to changes in interest rates. The table presents approximate principal cash flows and related weighted average interest rates by expected maturity dates as of December 31, 1997.

                                                          EXPECTED MATURITY DATES (IN THOUSANDS)
----------------------------------------------------------------------------------------------------------------------------------
                                      1998       1999       2000       2001      2002      THEREAFTER    TOTAL     FAIR MARKET
----------------------------------------------------------------------------------------------------------------------------------
ASSETS:
U.S. Government
   & Agency Securities           $   41,960  $  12,008   $      0   $      0   $      0      $      0   $ 53,968    $  53,974
   Average Interest Rate               5.62%      5.69%         -          -          -             -
Fixed Rate Loans                 $      913  $     884   $  1,805   $  1,637   $  2,574      $136,874   $144,687    $ 148,276
   Average Interest Rate               8.69%      8.71%      9.02%      8.72%      8.25%         8.04%
Variable Rate Loans              $    5,608  $   2,909   $    567   $  2,263   $  2,392      $ 81,672   $ 95,411    $ 100,326
   Average Interest Rate               9.35%      9.56%      8.50%      8.52%      8.67%         7.78%
----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES:
Variable Rate Passbook
   Accounts                      $   61,225  $       0   $      0   $      0   $      0      $      0   $ 61,225    $  61,225
   Average Interest Rate               3.00%         -          -          -          -             -
Variable Rate NOW Checking
      and MMDA Accounts          $   24,718  $       0   $      0   $      0   $      0      $      0   $ 24,718    $  24,029
   Average Interest Rate               2.29%         -          -          -          -             -
Fixed Rate Certificates
   of Deposit                    $   85,178  $  43,517   $ 35,663   $  5,547   $  3,142      $    621   $173,668    $ 173,278
   Average Interest Rate               5.49%      5.76%      5.97%      5.70%      5.73%         5.76%
----------------------------------------------------------------------------------------------------------------------------------

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

The following Interest Rate Sensitivity table below provides information about the Company's financial instruments that are sensitive to changes in interest rates. The table presents approximate principal cash flows and related weighted average interest rates by expected maturity dates as of December 31, 1997.


                                                                   YEAR ENDED DECEMBER 31
                                              1997 COMPARED TO 1996                       1996 COMPARED TO 1995
                                            INCREASE (DECREASE) DUE TO                  INCREASE (DECREASE) DUE TO
-----------------------------------------------------------------------------------------------------------------------------
                                                          RATE/                                         RATE/
                                       RATE   VOLUME     VOLUME        NET          RATE  VOLUME       VOLUME       NET
-----------------------------------------------------------------------------------------------------------------------------
                                                               (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
   Loans receivable, net                (373)   1.396       (28)       995          145       920           8     1,073
   Interest-bearing deposits              10       96         3        109          (85)      116         (25)        6
   Investment securities                  87     (915)      (19)      (847)                  (115)                 (115)
   FHLB Stock                              1        6                    7            3         3                     6
-----------------------------------------------------------------------------------------------------------------------------
      TOTAL                             (275)     583       (44)       264           63       924         (17)      970
-----------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES:
   Passbook accounts                      (8)      (9)                 (17)          20       (90)         (1)      (71)
   NOW accounts                            4        1                    5           (9)       24                    15
   Money market accounts                   2      (51)                 (49)                   (57)                  (57)
   Certificate accounts                   40      259         1        300          400       624          30     1,054
-----------------------------------------------------------------------------------------------------------------------------
      TOTAL                               38      200         1        239          411       501          29       941
-----------------------------------------------------------------------------------------------------------------------------
NET CHANGE IN NET
INTEREST INCOME                                                         25                                           29
-----------------------------------------------------------------------------------------------------------------------------

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

                                                 1997                         1996                         1995
-------------------------------------------------------------------------------------------------------------------------------
                                                            AVERAGE                      AVERAGE                        AVERAGE
                                        AVERAGE              YIELD/    AVERAGE            YIELD/     AVERAGE             YIELD/
                                       BALANCE    INTEREST     COST    BALANCE   INTEREST   COST     BALANCE   INTEREST    COST
-------------------------------------------------------------------------------------------------------------------------------
                                                                  (DOLLARS IN THOUSANDS)
ASSETS:
  INTEREST-EARNING ASSETS:
    Loans receivable, net              $232,383    $19,607   8.44%     $216,166  $18,612    8.61%    $205,407   $17,539   8.54%
    Interest-bearing deposits             9,624        513   5.33         7,774      404    5.20        6,025       398   6.61
    Investment securities                59,264      3,394   5.73        75,580    4,241    5.61       77,692     4,356   5.61
    Federal Home Loan Bank
      ("FHLB") Stock                      1,966        134   6.82         1.873      127    6.78        1,821       121   6.64
-------------------------------------------------------------------------------------------------------------------------------
      TOTAL INTEREST-EARNING ASSETS    $303,237    $23,648   7.80      $301,393  $23,384    7.76     $290,945   $22,414   7.70
-------------------------------------------------------------------------------------------------------------------------------
NON-INTEREST EARNING ASSETS               8,846                           7,900                        10,262
-------------------------------------------------------------------------------------------------------------------------------
    TOTAL ASSETS                       $312,083                        $309,293                      $301,207
-------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY:
  INTEREST-BEARING LIABILITIES:
    DEPOSITS:
      Passbook accounts                $ 62,197   $  1,867   3.00%    $  62,508 $  1,884    3.01%   $  65,519  $  1,955   2.98%
      NOW accounts                       16,098        302   1.88        16,040      297    1.85       14,791       282   1.91
      Money market accounts               8,447        243   2.88        10,228      292    2.85       12,264       349   2.85
      Certificate accounts              169,006     10,201   6.04       164,697    9,901    6.01      153,860     8,847   5.75
-------------------------------------------------------------------------------------------------------------------------------
      TOTAL INTEREST-BEARING
        LIABILITIES                    $255,748    $12,613   4.93      $253,473  $12,374    4.88     $246,434   $11,433   4.64
-------------------------------------------------------------------------------------------------------------------------------
  NON-INTEREST BEARING LIABILITIES        8,330                           7,683                         7,750
-------------------------------------------------------------------------------------------------------------------------------
    TOTAL LIABILITIES                  $264,078                        $261,156                      $254,184
  STOCKHOLDERS' EQUITY                   48,005                          48,137                        47,023
-------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY             $312,083                        $309,293                      $301,207
-------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME/INTEREST RATE
  SPREAD (1)                                       $11,035   2.87%               $11,010    2.88%               $10,981   3.06%
-------------------------------------------------------------------------------------------------------------------------------
NET EARNINGS ASSETS/NET INTEREST
  MARGIN (2)                           $ 47,489              3.64%     $ 47,920             3.65%    $ 44,511             3.77%
-------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS TO
  INTEREST-BEARING LIABILITIES             1.19X                           1.19X                         1.18X
-------------------------------------------------------------------------------------------------------------------------------

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

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION
(CONTINUED)

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED
DECEMBER 31, 1997 AND DECEMBER 31, 1996.

GENERAL. Net income for the year ended December 31, 1997, totalled $4.7 million, an increase of $1.4 million, or 43.2%, from $3.3 million in 1996. This increase was primarily due to the absence of the $1.6 million special assessment made by the FDIC to recapitalize the Savings Association Insurance Fund pursuant to legislation enacted in 1996. In addition, income increased as a result of a $392,000 decrease in regular FDIC premiums, an increase of $25,000 in net interest income and an increase of $453,000 in non-interest income. These increases were partially offset by increases of $6,000 in other non-interest expenses and $1.0 million in income taxes.

INTEREST INCOME. Interest income increased $264,000, or 1.1%, to $23.6 million in 1997 from $23.4 million for 1996. The increase was the result of a $1.8 million increase in average earning assets and a slight increase in the average asset yield to 7.80% from 7.76%. Total interest income on loans increased $995,000, or 5.3%, to $19.6 million in 1997 from $18.6 million in 1996. Interest on investments decreased $854,000 to $3.4 million in 1997 from $4.2 million in 1996. These changes resulted primarily from the Company's redeployment of approximately $15.0 million of maturing treasury securities into lending programs.

INTEREST EXPENSE. For the year ended December 31, 1997, interest expense increased $239,000, or 1.9%, to $12.6 million as compared to $12.4 million for the year ended December 31, 1996. The primary reasons for the increase were an increase in the average cost of liabilities to 4.93% in 1997 from 4.88% in 1996 and an increase in the average balance of interest-bearing liabilities of $2.3 million, or 0.9%. The increase in the average cost of liabilities was primarily due to certificates of deposits being renewed at interest rates which were higher than the interest rates at maturity and due to a decrease in the average balance of passbook and money market accounts being offset by an increase in the average balance of certificates. Certificate accounts also increased as a result of interest credited.

NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES. Net interest income before provision for loan losses essentially remained the same in 1997 and 1996 at $11.0 million. The interest rate spread decreased 1 basis point to 2.87% in 1997 from 2.88% in 1996.

PROVISION FOR LOAN LOSSES. The Company did not make any provision for loan losses in 1997 or 1996 nor were there any charge-offs. During 1997, the Company recovered $20,000 from a previous loan loss. The total allowance for loan losses amounted to $902,800 at December 31, 1997 and $882,800 at December 31, 1996, or 114.9% and 56.3% of non-performing assets at year end in 1997 and 1996 respectively. Based upon management's assessment of the inherent risk in the Company's mortgage portfolio as well as current and prospective economic and regulatory conditions, the Company believes its allowance for loan losses is at a level which it considers to be adequate to provide for potential losses. Nevertheless, the Company can make no assurance that such losses will not exceed the estimated amounts.

NON-INTEREST INCOME. Non-interest income for 1997 amounted to $1.3 million as compared to $863,000 for the year ended December 31, 1996, an increase of $453,000, or 52.4%. This increase was due primarily to increases of $406,000 on realized and unrealized gains on trading securities and $20,000 on commission income received from the sale of various insurance and financial products through the Association's wholly-owned subsidiary, Westco, Inc.. The Company also recorded a profit on the sale of properties acquired through foreclosure amounting to $39,000 in 1997. These increases were partially offset by a $12,000 decrease in other operating income.

NON-INTEREST EXPENSE. Non-interest expense for 1997 totalled $4.9 million, an increase of $2.0 million, or 28.9%, from $6.9 million for the year ended December 31, 1996. The decrease was due to the absence of the FDIC's $1.6 million special assessment, a decrease of $392,000 in regular FDIC premiums, a $7,000 decrease in advertising expense and a $57,000 decrease in other operating expenses. These decreases were partially offset by increases in staffing costs, office occupancy and equipment costs and data processing costs of $20,000, $40,000 and $10,000 respectively.

INCOME TAX EXPENSE. Federal and state income taxes increased $1.0 million, or 61.2%, to $2.8 million in 1997 from $1.7 million in 1996. Income taxes increased in 1997 due primarily to the increase in net income. State income taxes also increased as a result of the redeployment of non-taxable U.S. Treasury investments to taxable loan programs.

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

The Association is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio is currently 4.0%, having been lowered from 5.0% by the OTS during 1997. The Association's liquidity ratios were 36.5% and 30.1% at December 31, 1997 and 1996, respectively.

The Company's most liquid assets are cash and cash equivalents. The levels of these assets are dependent on the Company's operating, financing, lending and investing activities during any given period. At December 31, 1997 and 1996 cash and cash equivalents totalled $14.0 million and $11.4 million, respectively.

The primary investing activity of the Company is the origination of mortgage loans. During the years ended December 31, 1997 and 1996, the Company originated mortgage loans in the amounts of $55.1 million and $51.9 million, respectively. Liquid assets are the Company's primary tool in managing interest rate risk. Liquid assets consist of cash, cash equivalents, short-and intermediate-term U.S. government and government agency securities. Management believes that high levels of liquid assets partially offset the interest rate effect of slow repricing mortgage loans due to the ability of the Company to invest such funds at market interest rates. In addition, the maintenance of liquid assets allows for disintermediation when interest rates rise. During periods when the Company's loan demand is limited, longer-term investment securities may be purchased to reduce the Company's liquidity and to obtain a higher yield on the Company's portfolio than otherwise available. Although the Company has not purchased mortgage backed securities since 1987, it may purchase such securities in the future which would reduce liquidity. At December 31, 1997 and 1996, the Company's portfolio of short-and intermediate-term U. S. government and government agency securities totalled $54.0 million and $68.7 million, respectively.

The Company's cash flows are comprised of three classifications: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. Cash flows provided by operating activities, consisting primarily of interest and dividends received less interest paid on deposits, were $3.9 million and $3.5 million for the years ending December 31, 1997 and 1996, respectively. Net cash provided for investing activities, consisting primarily of disbursements for loan originations and investments purchased, offset by principal collections on loans and proceeds from the sale or maturity of investment securities, were $1.4 million and $1.3 million for the years ending December 31, 1997 and 1996, respectively. Net cash provided by financing activities, consisting primarily of net activity in deposit and escrow accounts were $15,000 and $754,000 for the years ending December 31, 1997 and 1996, respectively.

The Company has other sources of liquidity if a need for additional funds arises. Additional sources of funds include Federal Home Loan Bank of Chicago advances. The Company has not borrowed from the bank since 1980.

At December 31, 1997, the Company had outstanding loan commitments to originate $2.4 million of loans and to fund $12.8 million of unused home equity lines of credit. At that same date, there were no commitments to purchase loans. The Company anticipates that it will have sufficient funds available to meet its current loan commitments. Certificates of deposit which are scheduled to mature in one year or less from December 31, 1997 totalled $92.4 million. Management believes that a significant portion of such deposits will remain with the Company.

Stockholders' equity totalled $48.6 million at December 31, 1997, with 2,464,353 common shares outstanding. The book value per common share outstanding was $19.72. The Association's Tangible, Core and Risk-based capital ratios were 13.4%, 13.4% and 29.3% respectively, which substantially exceed the respective regulatory requirements of 1.5%, 3.0% and 8.0%. The Association's tangible and core capital at December 31, 1997 stood at $41.5 million.

IMPACT OF REGULATORY CHANGES
Deposits of the Association are presently insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). On September 30, 1996, the President signed into law the Deposit Insurance Funds Act of 1996 (the "Funds Act") which, among other things, imposed a special one-time assessment on SAIF member institutions, including the Association, to recapitalize the SAIF. The SAIF was undercapitalized due primarily to a statutory requirement that SAIF members make payments on bonds issued in the late 1980s by the Financing Corporation ("FICO") to recapitalize the predecessor to the SAIF. As required by the Funds Act, the FDIC imposed a special assessment of 65.7 basis points on SAIF assessable deposits held as of March 31, 1995, payable November 27, 1996 (the "SAIF Special Assessment"). The SAIF special assessment was recognized by the Association as an expense in the quarter ended September 30, 1996 and was generally tax deductible.

The Funds Act also spread the obligations for payment of the FICO bonds across all SAIF and Bank Insurance Fund

--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION
(continued)


("BIF") members. The BIF is the fund which primarily insures commercial bank deposits. Beginning on January 1, 1997, BIF deposits were assessed for a FICO payment of approximately 1.3 basis points, while SAIF deposits pay approximately
6.4 basis points. Full pro rata sharing of the FICO payments between BIF and SAIF members will occur on the earlier of January 1, 2000 or the date the BIF and SAIF are merged. The Funds Act specifies that the BIF and SAIF will be merged on January 1, 1999, provided no savings associations remain as of that time.

As a result of the Funds Act, the FDIC voted to effectively lower SAIF assessments to 0 to 27 basis points as of January 1, 1997, a range comparable to that of BIF members. SAIF members will also continue to make the FICO payments described above. Management cannot predict the level of FDIC insurance assessments on an on-going basis, whether the savings association charter will be eliminated or whether the BIF and SAIF will eventually be merged.

THRIFT RECHARTERING LEGISLATION
The Deposit Insurance Funds Act provides that the BIF and SAIF will merge on January 1, 1999 if there are no more savings associations as of that date. Various proposals to eliminate the federal thrift charter, create a uniform financial institutions charter and abolish the OTS have been introduced in Congress. Some bills would require federal savings institutions to convert to a national bank or some type of state charter by a specified date, or they would automatically become national banks. Under some proposals, converted federal thrifts would generally be required to conform their activities to those permitted for the charter selected and divestiture of nonconforming assets would be required over a two year period, subject to two possible one year extensions. State chartered thrifts would become subject to the same federal regulation as applies to state commercial banks. A more recent bill passed by the House Banking Committee would allow federal savings institutions to continue to exercise activities being conducted when they convert to a bank regardless of whether a national bank could engage in the activity. Holding companies for savings institutions would become subject to the same regulation as holding companies that control commercial banks, with some limited grandfathering, including for savings and loan holding company activities. The grandfathering would be lost under certain circumstances such as a change in control of the Company. The Company is unable to predict whether such legislation would be enacted or the extent to which the legislation would restrict or disrupt its operations.

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

IMPACT OF NEW ACCOUNTING STANDARDS
In December 1996, the FASB issued Statement of Financial Accounting Standards No. 127 ("SFAS No. 127"), "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125". The statement delays for one year the implementation of SFAS No. 125, as it relates to (1) secured borrowings and collateral, and (2) for the transfers of financial assets that are part of repurchase agreements, dollar-rolls, securities lending and similar transactions. The Company has adopted portions of SFAS No. 125 (those not deferred by SFAS No. 127) effective January 1, 1997. Adoption of these portions did not have a significant effect on the Company's financial condition or results of operations. Based on its review of SFAS No. 125, management does not believe that adoption of the portions of SFAS No. 125 which have been deferred by SFAS No. 127 will have a material effect on the Company.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). This statement establishes standards for reporting and the display of comprehensive income and its components (revenues, expenses, gains, losses) in a full set of general-purpose financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The Company has not yet determined the impact of adopting this statement.

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131") which becomes effective for fiscal years beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments and requires enterprises to report selected information about operating segments in interim financial reports. The Company has not yet determined the impact of adopting this statement.

The foregoing does not constitute a comprehensive summary of all material changes or developments affecting the manner in which the Company keeps its books and records and performs its financial accounting responsibilities. It is intended only as a summary of some of the recent pronouncements made by the FASB which are of particular interest to financial institutions.

                                      15
--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT


The Board of Directors
Westco Bancorp, Inc.
Westchester, Illinois


We have audited the accompanying consolidated statements of financial condition of Westco Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ending December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Westco Bancorp, Inc. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ending December 31, 1997 in conformity with generally accepted accounting principles.


/s/ Cobitz, Vandenberg, Fennessy


January 16, 1998
Palos Hills, Illinois

                                      16
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1997 AND 1996


ASSETS                                                                                         1997                1996
---------------------------------------------------------------------------------------------------------------------------
Cash and amounts due from depository institutions                                     $   3,797,551         $ 3,511,480
Interest-bearing deposits                                                                10,158,974           7,877,846
---------------------------------------------------------------------------------------------------------------------------
   Total cash and cash equivalents                                                       13,956,525          11,389,326
Investment securities
   (fair value: 1997 - $53,973,913; 1996 - $68,638,354) (note 2)                         53,968,243          68,737,012
Investment securities held for trade (note 3)                                             1,462,220             826,875
Loans receivable (net of allowance for loan losses:
   1997 - $902,800; 1996 - $882,800 (note 4)                                            240,097,597         223,898,424
Stock in Federal Home Loan Bank of Chicago                                                1,997,000           1,876,000
Office properties and equipment - net (note 5)                                            2,091,639           1,909,043
Accrued interest receivable (note 6)                                                      1,476,004           1,504,690
Prepaid expenses and other assets (note 7)                                                  894,505             850,677
---------------------------------------------------------------------------------------------------------------------------
   TOTAL ASSETS                                                                         315,943,733         310,992,047
---------------------------------------------------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
---------------------------------------------------------------------------------------------------------------------------
LIABILITIES:
Deposits (note 8)                                                                       259,610,699         255,153,961
Borrowed money (note 9)                                                                          --                  --
Advance payments by borrowers for taxes and insurance                                     3,183,539           3,077,294
Other liabilities (note 10)                                                               4,562,544           4,928,016
---------------------------------------------------------------------------------------------------------------------------
   TOTAL LIABILITIES                                                                    267,356,782         263,159,271
---------------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value: authorized 1,000,000 shares;
   none outstanding                                                                              --                  --
Common stock, $.01 par value: authorized 5,000,000 shares;  3,521,570 shares issued and 2,464,353 shares outstanding at December 31, 1997 and 3,484,310 shares issued
    and 2,567,053 shares outstanding at December 31, 1996                                    35,216              34,843
Additional paid-in capital                                                               23,020,242          22,518,095
Retained earnings, substantially restricted                                              41,583,949          38,420,579
Treasury stock, at cost (1,057,217 and 917,257 shares at December 31, 1997 and 1996)   (15,679,170)         (12,393,283)
Common stock acquired by Employee Stock Ownership Plan                                    (373,286)            (622,143)
Common stock awarded by Association Recognition and Retention Plan                               __            (125,315)
---------------------------------------------------------------------------------------------------------------------------
   TOTAL STOCKHOLDERS' EQUITY (NOTES 14 AND 15)                                          48,586,951          47,832,776
---------------------------------------------------------------------------------------------------------------------------

Commitments and contingencies (notes 17 and 18)

   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                         $ 315,943,733        $310,992,047
===========================================================================================================================

See accompanying notes to consolidated financial statements.

                                      17
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME
DECEMBER 31, 1997, 1996 AND 1995

                                                                      YEARS ENDED DECEMBER 31,
----------------------------------------------------------------------------------------------------------
                                                             1997               1996               1995
----------------------------------------------------------------------------------------------------------
INTEREST INCOME:
   Interest on loans                                  $19,607,277         18,612,355         17,538,749
   Interest on investment securities                    3,377,350          4,231,295          4,349,280
   Interest on interest-bearing deposits                  513,062            404,141            398,496
   Dividends on investment securities
         held for trade                                    16,202              9,214              6,692
   Dividends on FHLB stock                                133,750            126,782            121,035
----------------------------------------------------------------------------------------------------------
      TOTAL INTEREST INCOME                            23,647,641         23,383,787         22,414,252
----------------------------------------------------------------------------------------------------------

INTEREST EXPENSE:
   Interest on deposits                                12,612,838         12,374,093         11,432,540
----------------------------------------------------------------------------------------------------------
      TOTAL INTEREST EXPENSE                           12,612,838         12,374,093         11,432,540
----------------------------------------------------------------------------------------------------------
   Net interest income                                 11,034,803         11,009,694         10,981,712
----------------------------------------------------------------------------------------------------------

NON-INTEREST INCOME:
   Loan fees and service charges                          274,362            273,950            186,799
   Commission income                                      269,719            250,409            245,102
   Unrealized gain on trading securities - net            225,165              7,120             34,200
   Gain on sale of trading securities                     267,849             79,992            145,575
   Gain on sale of real estate owned                       38,865                 --                 --
   Other income                                           239,544            251,456            232,801
----------------------------------------------------------------------------------------------------------
      TOTAL NON-INTEREST INCOME                         1,315,504            862,927            844,477
----------------------------------------------------------------------------------------------------------

NON-INTEREST EXPENSE:
   Staffing costs (notes 11 and 12)                     3,219,947          3,199,578          3,183,657
   Advertising                                            155,435            162,637            152,073
   Occupancy and equipment expenses (note 5)              507,968            467,838            542,514
   Data processing                                        222,023            212,317            219,400
   Federal deposit insurance premiums                     164,725            556,594            571,191
   SAIF special assessment (note 16)                           --          1,601,961                 --
   Other                                                  618,372            675,012            675,123
----------------------------------------------------------------------------------------------------------
      TOTAL NON-INTEREST EXPENSE                        4,888,470          6,875,937          5,343,958
----------------------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                              7,461,837          4,996,684          6,482,231
   Provision for income taxes (note 13)                 2,753,865          1,708,583          2,315,073
----------------------------------------------------------------------------------------------------------
   NET INCOME                                         $ 4,707,972          3,288,101          4,167,158
----------------------------------------------------------------------------------------------------------

Basic earnings per share                              $      1.89        $      1.25        $      1.52
Diluted earnings per share                            $      1.75        $      1.16        $      1.43
Dividends declared per common stock                   $       .62        $       .50        $       .41

See accompanying notes to consolidated financial statements.

                                      18
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
THREE YEARS ENDED DECEMBER 31, 1997


                                                                                            COMMON       COMMON
                                                  ADDITIONAL                                 STOCK        STOCK
                                         COMMON      PAID-IN    RETAINED     TREASURY     ACQUIRED      AWARDED
                                          STOCK      CAPITAL    EARNINGS        STOCK      BY ESOP       BY ARP       TOTAL
----------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994           $ 34,678   22,140,064  33,409,789  (7,449,604)  (1,119,857)    (626,675)  46,388,395

----------------------------------------------------------------------------------------------------------------------------
Net income                                                     4,167,158                                          4,167,158
Purchase of treasury stock
   (141,345 shares)                                                       (2,170,770)                            (2,170,770)
Exercise of stock options                    90       59,910                                                         60,000
Tax benefit related to
   employee stock plan                                90,420                                                         90,420
Tax benefit related to
   stock options exercised                             8,428                                                          8,428
Amortization of award
   of ARP's stock                                                                                       250,680     250,680
Contribution to fund
   ESOP loan                                                                               248,857                  248,857
Dividend declared on common stock                             (1,126,549)                                        (1,126,549)
----------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995             34,768   22,298,822  36,450,398  (9,620,374)    (871,000)    (375,995)  47,916,619

Net income                                                     3,288,101                                          3,288,101
Purchase of treasury stock
   (135,000 shares)                                                       (2,772,909)                            (2,772,909)
Exercise of stock options                    75       49,925                                                         50,000
Tax benefit related to
   employee stock plan                               155,882                                                        155,882
Tax benefit related to
   stock options exercised                            13,466                                                         13,466
Amortization of award
   of ARP's stock                                                                                       250,680     250,680
Contribution to fund
   ESOP loan                                                                               248,857                  248,857
Dividend declared on common stock                             (1,317,159)                                        (1,317,159)
3 for 2 stock split related to fractional shares                    (761)                                              (761)
----------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996             34,843   22,518,095  38,420,579 (12,393,283)    (622,143)    (125,315)  47,832,776

Net income                                                     4,707,972                                          4,707,972
Purchase of treasury stock
   (139,960 shares)                                                       (3,285,887)                            (3,285,887)
Exercise of stock options                   373      248,146                                                        248,519
Tax benefit related to
   employee stock plan                               195,368                                                        195,368
Tax benefit related to
   stock options exercised                            58,633                                                         58,633
Amortization of award
   of ARP's stock                                                                                       125,315     125,315
Contribution to fund
   ESOP loan                                                                               248,857                  248,857
Dividend declared on common stock                             (1,544,602)                                        (1,544,602)
----------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997           $ 35,216   23,020,242  41,583,949 (15,679,170)    (373,286)        --     48,586,951
----------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                                      19
--------------------------------------------------------------------------------

Consolidated Statements of Cash Flows
Three Years Ended December 31, 1997

                                                                                        Years Ended December 31,
---------------------------------------------------------------------------------------------------------------------------
                                                                         1997                  1996                  1995
---------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income                                                    $   4,707,972             3,288,101             4,167,158
   Adjustments to reconcile net income to net cash
      from operating activities:
      Depreciation                                                     202,804               190,905               204,625
      Amortization of premiums and discounts on
         investment securities - net                                  (197,154)             (152,927)             (755,619)
      Amortization of cost of stock benefit plans                      374,172               499,537               499,537
      Gain on sale of real estate owned                                (38,865)                   --                    --
      Gain on sale of trading accounting securities                   (315,727)              (76,130)             (149,363)
      Unrealized gain on trading account securities - net             (225,165)               (7,120)              (34,200)
      Federal Home Loan Bank stock dividend                                 --                    --               (26,800)
      Proceeds from sales of trading account securities              6,196,552             4,294,663            11,297,280
      Purchase of trading account securities                        (6,291,005)           (4,537,138)          (10,779,664)
      Decrease in deferred income on loans                            (320,405)             (296,348)             (387,676)
      Increase in current and deferred income tax                      640,666               117,862               305,825
      (Increase) decrease in interest receivable                        28,686                58,978              (350,878)
      Increase (decrease) in interest payable                          (16,962)                2,546                 5,337
      Change in other prepaid and accrued items, net                  (812,885)              119,469               509,153
---------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                            3,932,684             3,502,398             4,504,715
---------------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
      Proceeds from maturities of investment securities             53,151,128            62,899,546            83,300,000
      Purchases of investment securities                           (38,185,205)          (49,372,748)          (83,674,494)
      Purchase of Federal Home Loan Bank stock                        (121,000)              (14,600)              (94,200)
      Purchase of loans                                                     --              (500,000)                   --
      Disbursements for loans                                      (62,285,072)          (58,076,870)          (48,665,770)
      Loan repayments                                               45,813,834            44,044,042            45,099,365
      Proceeds from sale of real estate owned                          631,335                    --               447,180
      Property and equipment expenditures                             (385,400)             (236,321)             (143,538)
---------------------------------------------------------------------------------------------------------------------------
Net cash provided for investing activities                          (1,380,380)           (1,256,951)           (3,731,457)
---------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
      Proceeds from exercise of stock options                          248,519                50,000                60,000
      Deposit account receipts                                     272,713,637           246,689,651           260,972,193
      Deposit account withdrawals                                 (279,704,564)         (253,374,173)         (266,096,524)
      Interest credited to deposit accounts                         11,447,665            11,194,844            10,445,350
      Increase (decrease) in advance payments by
         borrowers for taxes and insurance                             106,245               203,883              (635,646)
      Payment of dividends                                          (1,510,720)           (1,237,488)           (1,103,856)
      Purchase of treasury stock                                    (3,285,887)           (2,772,909)           (2,170,770)
---------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                               14,895               753,808             1,470,747
---------------------------------------------------------------------------------------------------------------------------
Net change in cash and cash equivalents                              2,567,199             2,999,255             2,244,005
Cash and cash equivalents at beginning of year                   $  11,389,326             8,390,071             6,146,066
---------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                         $  13,956,525            11,389,326             8,390,071
---------------------------------------------------------------------------------------------------------------------------
Cash paid during the year for:
   Interest                                                      $  12,645,000            12,386,747            11,366,403
   Income taxes                                                      2,113,200             1,587,722             2,009,248
Non-cash investing activities:
   Transfer of loans to real estate owned --                     $     681,972                    --                    --
---------------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
December 31, 1997


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

Under these statements, of the remaining loans which are evaluated for impairment (a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement), there were no material amounts of loans which met the definition of an impaired loan during the year ended December 31, 1997 and one loan was evaluated for impairment at December 31, 1997.


Allowance for Loan Losses

The determination of the allowance for loan losses involves material estimates that are susceptible to significant change in the near term. The allowance for loan losses is maintained at a level adequate to provide for losses

                                      21
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
December 31, 1997
(continued)


through charges to operating expense. The allowance is based upon past loss experience and other factors which, in management's judgement, deserve current recognition in estimating losses. Such other factors considered by management include growth and composition of the loan portfolio, the relationship of the allowance for losses to outstanding loans and economic conditions.

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


Earnings per Share

The Company computes its earnings per share (EPS) in accordance with SFAS No. 128 "Earnings per Share". This statement simplifies the standards for computing EPS previously found in Accounting Principles Board Opinion No. 5 "Earnings per Share" and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS and fully diluted EPS with diluted EPS.

Basic EPS, unlike primary EPS, excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earinings of the entity.

The following presentation illustrates basic and diluted EPS in accordance with the provisions of SFAS 128:


                                                                    Years Ended December 31,
------------------------------------------------------------------------------------------------------
                                                           1997              1996              1995
------------------------------------------------------------------------------------------------------
Weighted average number of common shares
   outstanding used in basic EPS calculation          2,496,296         2,631,287         2,742,496
Add common stock equivalents for shares
   issuable under Stock Option Plans                    197,485           207,100           179,824
------------------------------------------------------------------------------------------------------
Weighted average number of shares outstanding
   adjusted for common stock equivalents              2,693,781         2,838,387         2,922,320
------------------------------------------------------------------------------------------------------
   Net income                                        $4,707,972         3,288,101         4,167,158
   Basic earnings per share                          $     1.89              1.25              1.52
   Diluted earnings per share                        $     1.75              1.16              1.43

   EPS for prior periods has been restated to comply with the provisions of SFAS 128.


                                      22
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
December 31, 1997
(continued)


2) Investment Securities

 Investment securities are summarized as follows:

                                                                   Gross          Gross
                                                 Amortized    Unrealized     Unrealized          Fair
                                                      Cost         Gains         Losses         Value
--------------------------------------------------------------------------------------------------------
December 31, 1997
U.S. Government and agency securities         $ 53,968,243        49,133         43,463    53,973,913
--------------------------------------------------------------------------------------------------------
Weighted average interest rate                        5.61%
--------------------------------------------------------------------------------------------------------

December 31, 1996
U.S. Government and agency securities         $ 68,737,012        53,336        151,994    68,638,354
--------------------------------------------------------------------------------------------------------
Weighted average interest rate                        5.72%
--------------------------------------------------------------------------------------------------------

The contractual maturity of investment securities are summarized as follows:

                                                  December 31, 1997              December 31, 1996
--------------------------------------------------------------------------------------------------------
                                           Amortized              Fair      Amortized             Fair
 Term to Maturity                               Cost             Value           Cost            Value
--------------------------------------------------------------------------------------------------------
 Due in one year or less                $ 41,960,266        41,963,600     41,785,220       41,780,542
 Due after one year through two years     12,007,977        12,010,313     26,951,792       26,857,812
--------------------------------------------------------------------------------------------------------
                                        $ 53,968,243        53,973,913     68,737,012       68,638,354
--------------------------------------------------------------------------------------------------------


3) Investment Securities Held For Trade


Investment securities held for trade are accounted for at their current fair values. Investment securities held for trade at December 31, 1997 consists of equity securities (thrift common stock mutual fund investment with a carrying value of $178,050 and common stock with a carrying value of $1,284,170). The investment securities held for trade at December 31, 1996 consists of common stock equity securities. The adjustment of these securities to their current fair values has resulted in a net unrealized gain of $217,877 as of December 31, 1997 and a net unrealized gain of $78,562 as of December 31, 1996. Proceeds from sales of investment securities held for trade during the year ended December 31, 1997 were $6,196,552 with gross gains of $336,549 and gross losses of $20,822 realized on those sales. For the years ended December 31, 1996 and 1995, proceeds from the sales of investment securities held for trade were $4,294,663 and $11,297,280, respectively, with gross gains of $124,194 and gross losses of $48,064 realized on those sales for the year ended December 31, 1996 and gross gains of $161,238 and gross losses of $11,875 realized on those sales for the year ended December 31, 1995.

In addition, during the year ended December 31, 1997, the Company was involved in several pair-off transactions involving U.S. Treasury securities with a par value of $5,000,000. Gross gains of $625 and gross losses of $48,503 were realized on these transactions. For the years ended December 31, 1996 and 1995, the Company was involved in pair off transactions involving U.S. Treasury securities with a par value of $7,900,000 and $23,000,000, respectively. Gross gains of $4,062 and gross losses of $200 were realized on these transactions during the year ended December 31, 1996 and gross gains of $7,814 and gross losses of $11,601 were realized on these transactions during the year ended December 31, 1995.

                                      23
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
December 31, 1997
(continued)


4) Loans Receivable

Loans receivable are summarized as follows:                                                   December 31,
------------------------------------------------------------------------------------------------------------------------
                                                                                        1997                1996
------------------------------------------------------------------------------------------------------------------------
Mortgage loans:
  One-to-four family                                                           $ 186,967,501         180,814,786
  Multi-family                                                                    23,015,588          18,992,971
  Nonresidential                                                                  12,488,639          10,819,413
  Construction                                                                     6,307,130           2,926,952
  Land                                                                             2,936,303           2,386,664
------------------------------------------------------------------------------------------------------------------------
Total mortgage loans                                                             231,715,161         215,940,786
------------------------------------------------------------------------------------------------------------------------
Other loans:
  Loans on deposits                                                                  461,335             425,442
  Equity lines of credit                                                          10,282,807          10,331,226
  Other                                                                              409,336             440,175
------------------------------------------------------------------------------------------------------------------------
Total other loans                                                                 11,153,478          11,196,843
------------------------------------------------------------------------------------------------------------------------
Total loans receivable                                                           242,868,639         227,137,629
------------------------------------------------------------------------------------------------------------------------
Less:
  Loans in process                                                                    29,748             197,506
  Deferred loan fees and discounts                                                 1,838,494           2,158,899
  Allowance for loan losses                                                          902,800             882,800
------------------------------------------------------------------------------------------------------------------------
Loans receivable, net                                                          $ 240,097,597         223,898,424
------------------------------------------------------------------------------------------------------------------------
Weighted average interest rate                                                          8.09%               8.08%
------------------------------------------------------------------------------------------------------------------------


Activity in the allowance for loan losses is summarized as follows:             Years Ended December 31,
------------------------------------------------------------------------------------------------------------------------
                                                                          1997            1996              1995
------------------------------------------------------------------------------------------------------------------------
Balance, beginning of year                                           $ 882,800         882,800           882,800
Provision for loan losses                                                   --              --                --
Charge - offs                                                               --              --                --
Recoveries                                                              20,000              --                --
------------------------------------------------------------------------------------------------------------------------
Balance, end of year                                                 $ 902,800         882,800           882,800
------------------------------------------------------------------------------------------------------------------------

Non-performing loans consist of four loans delinquent three months or more and non-accruing totaling approximately $472,000 and one restructured loan totaling approximately $314,000 or .33% of net loans in force at December 31, 1997. Comparable figures for 1996 were ten loans totaling approximately $1,567,000 or
 .70% of net loans in force. As of December 31, 1997 and 1996, the total investment in impaired loans was $314,000 and $320,000, respectively. The impaired loan is subject to an allowance for credit losses of $175,000, which is included in the above loan loss allowance.

For the years ended December 31, 1997 and 1996, gross interest income which would have been recorded had the non-performing loans been current in accordance with their original terms amounted to approximately $21,000 and $56,000, respectively.

--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
December 31, 1997
(continued)


5) Office Properties and Equipment

Office properties and equipment are summarized as follows:     December 31,
--------------------------------------------------------------------------------
                                                          1997              1996
--------------------------------------------------------------------------------
Cost:
   Land                                             $  366,578           366,578
   Buildings                                         2,475,821         2,289,423
   Investment property (a)                             332,150           332,150
   Furniture and equipment                             588,160           547,836
   Automobile                                           23,605            23,605
--------------------------------------------------------------------------------
                                                     3,786,314         3,559,592
   Less accumulated depreciation                     1,694,675         1,650,549
--------------------------------------------------------------------------------
                                                    $2,091,639         1,909,043
--------------------------------------------------------------------------------

Depreciation of office properties and equipment for the years ended December 31, 1997, 1996 and 1995 amounted to $202,804, $190,905 and $204,625, respectively.

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

6) Accrued Interest Receivable

Accrued interest receivable is summarized as follows:       December 31,
--------------------------------------------------------------------------------
                                                    1997                1996
--------------------------------------------------------------------------------
Investment securities                            $  688,768             869,061
Loans receivable                                    803,457             719,155
Allowance for uncollected interest                  (16,221)            (83,526)
--------------------------------------------------------------------------------
                                                 $1,476,004           1,504,690
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
December 31, 1997
(continued)


7) Prepaid Expenses and Other Assets

Prepaid expenses and other assets consist of the following:    December 31,
--------------------------------------------------------------------------------
                                                          1997            1996
--------------------------------------------------------------------------------
Prepaid insurance                                     $ 17,396          66,433
Prepaid federal and state income taxes                      --         156,461
Other prepaid expenses                                  32,063          41,035
Settlement funds due from broker                       176,869              --
Accounts receivable                                     10,870          20,309
Supplemental employee retirement benefit trust         203,632              --
Cash surrender value of Key Man insurance (a)          453,675         430,814
Deferred income tax benefit - net (b)                       --         135,625
--------------------------------------------------------------------------------
                                                      $894,505         850,677
--------------------------------------------------------------------------------

(a) The Board of Directors has approved an Executive Salary Continuation Plan for the Association's key employees. The agreement will provide ten annual payouts to the employee or their beneficiary at the time of disability, retirement or death. An insurance policy on each of the key employees has been purchased to offset potential future liabilities.

(b) The approximate tax effect of temporary differences that give rise to the Company's net deferred tax asset at December 31, 1996 under SFAS 109 is as follows:


                                                                          Assets       Liabilities                Net
-----------------------------------------------------------------------------------------------------------------------
December 31, 1996
Loan fees deferred for financial reporting purposes                   $  626,500                --            626,500
Nondeductible deferred directors' fees                                   223,640                --            223,640
Nondeductible incentive and retirement plan expense                      269,280                --            269,280
Accelerated depreciation for tax purposes                                     --           (18,630)           (18,630)
Unrealized gain on trading account securities                                 --           (32,350)           (32,350)
Bad debt reserves established for financial reporting purposes           342,085                --            342,085
Increases to tax bad debt reserves since January 1, 1988                      --        (1,300,320)        (1,300,320)
Other items                                                               25,420                --             25,420
-----------------------------------------------------------------------------------------------------------------------
Total                                                                 $1,486,925        (1,351,300)           135,625
-----------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
December 31, 1997
(continued)


8) Deposits


Deposit accounts are summarized as follows:                                                December 31,
------------------------------------------------------------------------------------------------------------------
                                                                                      1997                1996
------------------------------------------------------------------------------------------------------------------
Passbook accounts                                                            $  61,224,943          62,742,795
NOW accounts                                                                    17,206,820          15,815,922
Money market accounts                                                            7,511,106           9,271,728
------------------------------------------------------------------------------------------------------------------
                                                                                85,942,869          87,830,445
------------------------------------------------------------------------------------------------------------------

Certificates of deposit:
    6 months                                                                    17,915,591          23,619,204
   12 months                                                                    17,491,232          17,082,010
   18 months                                                                    40,987,765          21,197,855
   24 months and over                                                           51,320,779          59,769,980
   IRA and Keogh                                                                45,952,463          45,654,467
------------------------------------------------------------------------------------------------------------------
                                                                              $259,610,699         255,153,961
------------------------------------------------------------------------------------------------------------------
   Weighted average interest rate                                                    5.03%               4.92%
------------------------------------------------------------------------------------------------------------------
A summary of certificates of deposit by maturity is as follows:                            December 31,
------------------------------------------------------------------------------------------------------------------
                                                                                      1997                1996
------------------------------------------------------------------------------------------------------------------
   Within 12 months                                                          $  92,366,960          80,863,169
   12 months to 23 months                                                       39,195,849          29,153,388
   24 months to 35 months                                                       33,800,609          22,782,642
   36 months to 48 months                                                        5,312,785          29,575,854
   Over 48 months                                                                2,991,627           4,948,463
------------------------------------------------------------------------------------------------------------------
   Total                                                                     $173,667,830          167,323,516
------------------------------------------------------------------------------------------------------------------
Interest expense on deposits consists of the following:                         Years Ended December 31,
------------------------------------------------------------------------------------------------------------------
                                                                          1997             1996           1995
------------------------------------------------------------------------------------------------------------------
Passbook accounts                                                  $ 1,867,138        1,884,283      1,954,816
NOW accounts                                                           302,366          297,459        281,706
Money market accounts                                                  242,941          291,818        348,771
Certificates of deposit                                             10,200,393        9,900,533      8,847,247
------------------------------------------------------------------------------------------------------------------
   Total                                                          $12,612,838        12,374,093     11,432,540
------------------------------------------------------------------------------------------------------------------

The aggregate amount of deposit accounts with a balance of $100,000 or greater was approximately $42,100,000 and $41,142,000 at December 31, 1997 and 1996, respectively. Deposits in excess of $100,000 are not insured by the Federal Deposit Insurance Corporation.

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

--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
December 31, 1997
(continued)


10) Other Liabilities

Other liabilities include the following:                                                            December 31,
--------------------------------------------------------------------------------------------------------------------------
                                                                                               1997              1996
--------------------------------------------------------------------------------------------------------------------------
Accrued interest on deposits                                                             $   32,274            49,236
Accrued real estate taxes                                                                   122,000           119,700
Accrued income taxes                                                                         92,004                --
Accrued franchise tax payable                                                                 3,579             6,028
Accrued retirement and benefit plans                                                        792,718           569,577
Other accrued expenses                                                                      308,400           152,587
Deferred income tax liability - net (a)                                                       2,575                --
Deferred directors' fees                                                                    663,393           577,133
Dividends payable                                                                           418,940           385,058
Accounts payable                                                                             35,072           536,030
Official checks payable                                                                   2,091,589         2,532,667
--------------------------------------------------------------------------------------------------------------------------
                                                                                         $4,562,544         4,928,016
--------------------------------------------------------------------------------------------------------------------------

(a) The approximately tax effect of temporary differences that give rise to the Company's net deferred tax liability at December 31, 1997 under SFAS 109 is as follows:


--------------------------------------------------------------------------------------------------------------------------
                                                                         Assets        Liabilities                Net
--------------------------------------------------------------------------------------------------------------------------
December 31, 1997
Loan fees deferred for financial reporting purposes                   $  479,535                --            479,535
Nondeductible deferred directors' fees                                   257,065                --            257,065
Nondeductible incentive and retirement plan expense                      305,230                --            305,230
Accelerated depreciation for tax purposes                                     --           (14,455)           (14,455)
Unrealized gain on trading account securities                                 --           (89,720)           (89,720)
Bad debt reserves established for financial reporting purposes           342,085                --            342,085
Increases to tax bad debt reserves since January 1, 1988                      --        (1,300,320)        (1,300,320)
Other items                                                               18,005                --             18,005
--------------------------------------------------------------------------------------------------------------------------
Total                                                                 $1,401,920        (1,404,495)            (2,575)
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
December 31, 1997
(continued)


11) Retirement Plan

The Association has a defined benefit pension plan which covers full-time employees with one year or more of service, and who are at least 21 years of age. The Association's funding policy is to generally make the minimum annual contribution required by applicable regulations.

The following table sets forth the plan's funded status and amounts recognized in the Company's consolidated financial statements at December 31.

                                                                                          1997                1996
-----------------------------------------------------------------------------------------------------------------------
Projected benefit obligation (actuarial present value of projected benefits attributed to employee service to date based
  on future compensation levels)                                                   $ 2,702,349           2,563,874
Plan assets at fair value                                                            2,334,752           2,289,209
-----------------------------------------------------------------------------------------------------------------------
Plan assets less than projected benefit obligation                                    (367,597)           (274,665)
Unrecognized net actuarial (gain) loss                                                  33,211              (2,806)
Unrecognized prior service cost                                                          7,093               9,458
-----------------------------------------------------------------------------------------------------------------------
Net pension liability included in accrued expenses                                 $  (327,293)           (268,013)
-----------------------------------------------------------------------------------------------------------------------

Included in the projected benefit obligation is an amount called the accumulated benefit obligation. The accumulated benefit obligation represents the actuarial present value of benefits attributed to employee service and compensation levels to date. At December 31, 1997, the accumulated benefit obligation was $2,012,427. The vested portion was $1,990,103.

Net pension expense for the years ended December 31, 1997, 1996 and 1995 is being accounted for per SFAS No. 87 "Employers' Accounting for Pensions" and include the following components:

                                                                            1997               1996               1995
---------------------------------------------------------------------------------------------------------------------------
Service cost-benefits earned during the year                           $ 156,643            140,042            150,937
Interest cost on projected benefit obligation                            166,652            145,942            137,488
Actual return on plan assets                                            (175,962)          (175,409)          (326,583)
Net amortization and deferral                                              2,365              2,365            176,218
---------------------------------------------------------------------------------------------------------------------------
Net pension expense                                                    $ 149,698            112,940            138,060
---------------------------------------------------------------------------------------------------------------------------

Assumptions used to develop the net periodic pension cost were:
Discount rate                                                               6.50%              6.50%              6.50%
Expected long-term rate of return on assets                                 9.00%              8.00%              8.00%
Rate of increase in compensation levels                                     4.00%              6.00%              6.00%

(12) Officer, Director and Employee Plans

Stock Option Plans. In conjunction with the Conversion, the Company adopted an incentive stock option plan for the benefit of the officers and key employees of the Company and its affiliates and a director's stock option plan for the benefit of outside directors of the Company. The number of options on shares of common stock authorized under the Employees' Plan was 276,000. All of the options in the Incentive Plan have been granted at $6.67 per share and are currently exercisable. The number of shares of common stock authorized under the Directors' Plan was 69,000 and are currently exercisable. The term of the options issued under both Plans expires ten years from the date of grant. The following is an analysis of the stock option activity for each of the years in the three year period ended December 31, 1997 and the stock options outstanding at the end of the respective periods.

--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
December 31, 1997
(continued)



(12) Officer, Director and Employee Plans (continued)



                                                                                      Exercise Price
-----------------------------------------------------------------------------------------------------------
Options                                                 Number of Options        Per Share           Total
-----------------------------------------------------------------------------------------------------------
Outstanding at January 1, 1995                                326,633      $  6.67 - 12.92    $  2,216,751
Granted                                                           517                15.50           8,013
Exercised                                                      (9,000)                6.67         (60,000)
-----------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1995                              318,150         6.67 - 15.50       2,164,764
Granted                                                             0                   --              --
Exercised                                                      (7,500)                6.67         (50,000)
-----------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1996                              310,650         6.67 - 15.50       2,114,764
Granted                                                             0                   --              --
Exercised                                                     (37,260)                6.67        (248,519)
-----------------------------------------------------------------------------------------------------------
Outstanding at December 31, 1997                              273,390      $  6.67 - 15.50    $  1,866,245
-----------------------------------------------------------------------------------------------------------
Exercisable at December 31, 1997                              273,390      $  6.67 - 15.50    $  1,866,245
-----------------------------------------------------------------------------------------------------------
Options available for future grants at December 1997            - 0 -
-----------------------------------------------------------------------------------------------------------

The Company has elected to follow Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

The Company implemented SFAS No. 123 "Accounting for Stock-Based Compensation" during 1996. The Company will retain its current accounting method for its stock-based compensation plans. This statement will only result in additional disclosures for the Company, and as such, its adoption did not, nor is it expected to have, a material impact on the Company's financial condition or its results of operations.

Employee Stock Ownership Plan. In conjunction with the Conversion, the Association formed an Employee Stock Ownership Plan ("ESOP"). The ESOP covers substantially all employees with more than one year of employment and who have attained the age of 21. The ESOP borrowed $1,840,000 from an unaffiliated third-party lender and purchased, 276,000 common shares issued in the Conversion. The debt was assumed by the Company in 1993. In accordance with generally accepted accounting principles, the unpaid balance of the ESOP loan, which is comparable to unearned compensation, is reported as a reduction of stockholders' equity. Total contributions by the Association to the ESOP which were used to fund principal and interest payments on the ESOP debt totaled $231,912, $251,044 and $268,261 for the years ended December 31, 1997, 1996 and
1995 respectively. The Association has committed to make cash contributions to the ESOP sufficient to service the requirements of the loan.

Association Recognition and Retention Plans. In conjunction with the Conversion, the Company formed several Association Recognition and Retention Plans ("ARPs"), which purchased 138,000 shares, or 4% of the shares of common stock issued in the Conversion. The shares were purchased for $1,253,556 with funds contributed to the ARP's from the Association. As of December 31, 1997, all shares were awarded and vested. The $1,253,356 contributed to the ARPs was amortized to compensation expense as the plan participants become vested in those shares. As of December 31, 1997, the entire amount of deferred compensation expense has been recognized.

Executive Salary Continuation Plan. This plan provides certain executive officers with enhanced retirement, disability, death or change of control benefits in exchange for a commitment to perform consulting services after retirement. The Association has recorded benefit expense of $68,229, $65,464 and $30,500 for the years ended December 31, 1997, 1996 and 1995, respectively.

Supplemental Executive Retirement Plan. The Association maintains a Supplemental Executive retirement Plan covering certain executive officers. This plan is intended to partially offset the effects of IRS limitations on salaries in the Association's qualified retirement benefit plans. The Association has recorded benefit expense of $90,600, $48,000 and $60,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
December 31, 1997
(continued)


13) Income Taxes

The Company has adopted SFAS No. 109 which required a change from the deferred method to the liability method of accounting for income taxes. Under the liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying statutory tax rates applicable to future years to differences between the financial statement carrying amounts and tax bases of existing assets and liabilities.

Among the provisions of SFAS 109 which impact the Association is the tax treatment of bad debt reserves. SFAS 109 provides that a deferred tax asset is to be recognized for the bad debt reserve established for financial reporting purposes and requires a deferred tax liability to be recorded for increases in the tax bad debt reserve since January 1, 1988, the effective date of certain changes made by the Tax Reform Act of 1986 to the calculation of savings institutions' bad debt deduction. Accordingly, retained earnings at December 31, 1997 includes approximately $5,500,000 for which no deferred federal income tax liability has been recognized.

The provision for income taxes consists of the following:

                                             Years Ended December 31,
--------------------------------------------------------------------------------
                                      1997              1996              1995
--------------------------------------------------------------------------------
Current                         $2,615,665         1,583,308         2,103,348
Deferred                           138,200           125,275           211,725
--------------------------------------------------------------------------------
                                $2,753,865         1,708,583         2,315,073
--------------------------------------------------------------------------------

A reconciliation of the statutory federal income tax rate to effective income tax rate is as follows:
                                               Years Ended December 31,
--------------------------------------------------------------------------------
                                          1997           1996            1995
--------------------------------------------------------------------------------
Statutory federal income tax rate         34.0%          34.0%           34.0%
State income taxes                         2.7             .8             1.9
Other                                       .2            (.6)            (.2)
--------------------------------------------------------------------------------
Effective income tax rate                 36.9%          34.2%           35.7
--------------------------------------------------------------------------------

Deferred federal income tax expense consists of the following tax effects of timing differences:

                                                                                 Years Ended December 31,
-------------------------------------------------------------------------------------------------------------------------
                                                                          1997                 1996              1995
Loan fees                                                         $    146,965              229,990           245,140
Deferred directors' fees                                               (33,425)             (31,625)          (28,245)
Incentive and retirement plan expense                                  (35,950)             (87,730)          (95,160)
Statutory bad debt deduction in excess of book provision                    --                   --           150,665
Unrealized gain on trading account securities                           57,370                9,000            (2,835)
Other                                                                    3,240                5,640           (57,840)
-------------------------------------------------------------------------------------------------------------------------
                                                                  $    138,200              125,275           211,725
-------------------------------------------------------------------------------------------------------------------------

                                       31
--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
December 31, 1997
(continued)

14) Regulatory Capital Requirements

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

At December 31, 1997 and 1996, the Association's regulatory equity capital was as follows:

                                                  Tangible                  Core            Risk-based
December 31, 1997                                  Capital               Capital               Capital
------------------------------------------------------------------------------------------------------------
Stockholders' equity                          $ 41,845,289            41,845,289            41,845,289
Investment in nonincludable subsidiary            (343,486)             (343,486)             (343,486)
General loss allowances                                 --                    --               727,800
------------------------------------------------------------------------------------------------------------
Regulatory capital computed                     41,501,803            41,501,803            42,229,603
Minimum capital requirement                      4,634,895             9,269,790            11,523,040
------------------------------------------------------------------------------------------------------------
   Regulatory capital excess                  $ 36,866,908            32,232,013            30,706,563
------------------------------------------------------------------------------------------------------------
Computed capital ratio                               13.43%                13.43%                29.32%
Minimum capital ratio                                 1.50                  3.00                  8.00
------------------------------------------------------------------------------------------------------------
   Regulatory capital excess                         11.93%                10.43%                21.32%
------------------------------------------------------------------------------------------------------------
A reconciliation of the Association's equity capital at December 31, 1997 is as follows:

Stockholders' equity                                                                      $ 48,586,951
Less Company stockholders' equity not available for regulatory capital                      (6,741,662)
------------------------------------------------------------------------------------------------------------
Stockholders' equity of the Association                                                   $ 41,845,289
------------------------------------------------------------------------------------------------------------

                                                  Tangible                  Core            Risk-based
December 31, 1996                                  Capital               Capital               Capital
------------------------------------------------------------------------------------------------------------
Stockholders' equity                          $ 40,101,086            40,101,086            40,101,086
Investment in nonincludable subsidiary            (349,948)             (349,948)             (349,948)
General loss allowances                                 --                    --               707,800
------------------------------------------------------------------------------------------------------------
Regulatory capital computed                     39,751,138            39,751,138            40,458,938
Minimum capital requirement                      4,564,972             9,129,945            10,608,480
------------------------------------------------------------------------------------------------------------
   Regulatory capital excess                  $ 35,186,166            30,621,193            29,850,458
------------------------------------------------------------------------------------------------------------
Computed capital ratio                               13.06%                13.06%                30.51%
Minimum capital ratio                                 1.50                  3.00                  8.00
------------------------------------------------------------------------------------------------------------
   Regulatory capital excess                         11.56%                10.06%                22.51%
------------------------------------------------------------------------------------------------------------

A reconciliation of the Association's equity capital at December 31, 1997 is as follows:

Stockholders' equity                                                                      $ 47,832,776
Less Company stockholders' equity not available for regulatory capital                      (7,731,690)
------------------------------------------------------------------------------------------------------------
Stockholders' equity of the Association                                                   $ 40,101,086
------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
December 31, 1997
(continued)


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

In addition, the Association may not declare or pay cash dividends on or repurchase any of its shares of common stock if the effect thereof would cause stockholders' equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements.

Unlike the Association, the Company is not subject to these regulatory restrictions on the payment of dividends to its stockholders. However, the Company's source of funds for future dividends may depend upon dividends received by the Company from the Association.

On February 14, 1997, the Board of Directors of the Company authorized management to purchase up to 200,000 shares of its outstanding stock in an additional repurchase program. Under the authorization, repurchases are to be made from time to time through open market purchases or unsolicited negotiated transactions. Shares purchased under this authorization will be held in treasury and will be available for various corporate purposes. As of December 31, 1997, 139,960 shares were repurchased at an average price of $23.48 per share while 60,040 shares remain to be purchased.

16) SAIF Special Assessment and its Impact on SAIF Insurance Premiums

The deposits of First Federal Savings and Loan Association of Westchester, are presently insured by the Savings Association Insurance Fund ("SAIF"), which together with the Bank Insurance Fund ("BIF"), are the two insurance funds administered by the Federal Deposit Insurance Corporation ("FDIC"). Financial institutions which are members of the BIF are experiencing substantially lower deposit insurance premiums because the BIF had achieved its required level of reserves while the SAIF had not yet achieved its required reserves. In order to help eliminate this disparity and any competitive disadvantage due to disparate deposit insurance premium schedules, legislation to recapitalize the SAIF was enacted in September 1996.

The legislation required a special one-time assessment of approximately 65.7 cents per $100 of SAIF insured deposits held by the Association at March 31, 1995. The one-time special assessment has resulted in a charge to earnings of approximately $1,600,000 during the year ended December 31, 1996. The after-tax effect of this one-time charge to earnings totaled $980,000. The legislation was intended to fully recapitalize the SAIF fund so that commercial bank and thrift deposits would be charged the same FDIC premiums beginning January 1, 1997. As of such date, deposit insurance premiums for highly rated institutions, such as the Association, have been substantially reduced.

The Association, however, will continue to be subject to an assessment to fund repayment of the Financing Corporation's ("FICO") obligations. The FICO assessment for SAIF insured institutions will be 6.48 cents per $100 of deposits while BIF insured institutions will pay 1.52 cents per $100 of deposits until the year 2000 when the assessment will be imposed at the same rate on all FDIC insured institutions.

17) Financial Instruments with Off-balance Sheet Risk

The Association is a party to various transactions with off-balance sheet risk in the normal course of business. These transactions are primarily commitments to originate loans and to extend on previously approved unused lines of credit. These financial instruments carry varying degrees of credit and interest-rate risk in excess of amounts recorded in the consolidated financial statements.

Commitments to originate mortgage loans of $2,356,600 at December 31, 1997 represent amounts which the Association plans to fund within the normal commitment period of 60 to 90 days. Of this amount, $984,600 are in fixed rate commitments with rates ranging from 7.25% to 10.75%, and $1,372,000 are in adjustable rate commitments. Because the credit worthiness of each customer is reviewed prior to extension of the commitment, the Association adequately controls their credit risk on these commitments, as it does for loans recorded on the balance sheet. The Association conducts all of its lending activities in the Chicagoland area. Management believes the Association has a diversified loan portfolio and the concentration of lending activities in these local communities does not result in an acute dependency upon economic conditions of the lending region.

--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
December 31, 1997
(continued)


The Association has approved, but unused, home equity lines of credit of approximately $12,800,000 at December 31, 1997. Approval of lines of credit is primarily based upon underwriting standards that do not allow total borrowings, including the line of credit, to exceed 80% of the estimated market value of the customer's home. In addition, the Association has approved but unused equity lines of credit on various construction projects of approximately $3,500,000 at December 31, 1997. Approval of construction lines of credit is based upon underwriting standards and limitations similar to construction lending.

The Association has issued letters of credit totaling approximately $685,500, the majority being to various municipalities regarding incomplete construction projects on which the Association had originated mortgage loans, or regarding builders with whom the Association has had long standing relationships.

18) Contingencies

The Association is, from time to time, a party to certain lawsuits arising in the ordinary course of its banking business. Management, based upon discussions with legal counsel, believes that the Company and the Association are not engaged in any legal proceedings of a material nature at the present time.

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

Trading account securities: Fair values for trading account securities are based on quoted market prices from third party sources.

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

The estimated fair value of the Company's financial instruments as of December 31, 1997 and 1996 are as follows:


                                                                                       December 31, 1997
-------------------------------------------------------------------------------------------------------------------
                                                                                  Carrying                Fair
                                                                                    Amount               Value
-------------------------------------------------------------------------------------------------------------------
Financial assets:
   Cash and cash equivalents                                                  $ 13,956,525          13,956,525
   Investment securities                                                        53,968,243          53,973,913
   Investment securities held for trade                                          1,462,220           1,462,220
   Loans receivable                                                            240,097,597         248,602,000

Financial liabilities:
   Deposits                                                                    259,610,699         261,862,000
-------------------------------------------------------------------------------------------------------------------
                                                                                       December 31, 1996
-------------------------------------------------------------------------------------------------------------------
                                                                                  Carrying                Fair
                                                                                    Amount               Value
-------------------------------------------------------------------------------------------------------------------
   Financial assets:
   Cash and cash equivalents                                                  $ 11,389,326          11,389,326
   Investment securities                                                        68,737,012          68,638,354
   Investment securities held for trade                                            826,875             826,875
   Loans receivable                                                            223,898,424         224,942,000

   Financial liabilities:
   Deposits                                                                    255,153,961         258,532,000
-------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
December 31, 1997
(continued)


20) Condensed Parent Company Only Financial Statements

The following condensed statement of financial condition, as of December 31, 1997 and 1996 and condensed statements of income and cash flows for the years ended December 31, 1997, 1996 and 1995 for Westco Bancorp, Inc. should be read in conjunction with the consolidated financial statements and the notes thereto.


                        Statement of Financial Condition


                                                                                   December 31,
----------------------------------------------------------------------------------------------------------
                                                                                1997             1996
----------------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents                                              $   2,320,887        2,991,530
Investment securities                                                      2,982,954        3,774,305
Investment securities held for trade                                       1,462,220          826,875
Loans receivable                                                             373,286          622,143
Equity investment in the Association                                      41,689,359       40,514,696
Prepaid expenses and other assets                                            176,869               --
----------------------------------------------------------------------------------------------------------
                                                                          49,005,575       48,729,549
----------------------------------------------------------------------------------------------------------
Liabilities and Stockholders' Equity
Accrued taxes and other liabilities                                          574,554          483,163
Common stock                                                                  35,216           34,843
Additional paid-in capital                                                22,491,026       22,184,247
Retained earnings                                                         41,583,949       38,420,579
Treasury stock                                                           (15,679,170)     (12,393,283)
----------------------------------------------------------------------------------------------------------
                                                                        $ 49,005,575       48,729,549
----------------------------------------------------------------------------------------------------------

                              Statement of Income
                                                                       Years Ended December 31,
----------------------------------------------------------------------------------------------------------
                                                               1997             1996             1995
----------------------------------------------------------------------------------------------------------
Interest income                                        $    347,636          416,615          369,278
Unrealized gain on trading securities -- net                225,165            7,120           34,200
Gain on sale of trading securities                          267,849           79,992          142,221
Other income                                                     --            8,164               --
Non-interest expense                                       (188,710)        (227,759)        (247,318)
----------------------------------------------------------------------------------------------------------
Net income before income taxes and
      equity in earnings of subsidiaries                    651,940          284,132          298,381
Provision for federal and state income taxes               (218,631)         (96,749)        (100,983)
----------------------------------------------------------------------------------------------------------
Net income before equity in
      earnings of subsidiaries                              433,309          187,383          197,398
Equity in earnings of subsidiaries                        4,274,663        3,100,718        3,969,760
----------------------------------------------------------------------------------------------------------
Net income                                             $  4,707,972        3,288,101        4,167,158
----------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Notes to Consolidated Financial Statements
December 31, 1997
(continued)


20) Condensed Parent Company Only Financial Statements (continued)


                             Statement of Cash Flows


                                                                        Years Ended December 31,
-------------------------------------------------------------------------------------------------------------
                                                                      1997          1996          1995
-------------------------------------------------------------------------------------------------------------
Operating activities:
   Net income                                                $  4,707,972      3,288,101     4,167,158
   Equity in earnings of the Association                       (4,274,663)   (3,100,718)    (3,969,760)
   Amortization of premiums and discounts
      on investment securities                                   (167,150)     (216,128)      (197,247)
   Unrealized gain on trading securities -- net                  (225,165)       (7,120)       (34,200)
   Gain on sale of trading securities                            (315,727)      (76,130)      (146,009)
   Purchase of trading securities                              (6,291,005)   (4,537,138)    (7,479,664)
   Proceeds from sale of trading securities                     6,196,552     4,294,663      7,993,926
   (Increase) decrease in prepaid expenses and other assets      (176,869)        4,990         92,210
   Increase in accrued taxes and other liabilities                116,142        53,814          1,417
-------------------------------------------------------------------------------------------------------------
Net cash provided by (for) operating activities                  (429,913)     (295,666)       427,831
-------------------------------------------------------------------------------------------------------------
Investing activities:
   Proceeds from maturities of investment securities           15,151,128    11,899,546     23,300,000
   Purchase of investment securities                          (14,192,627)  (12,362,904)   (23,907,090)
   Loan repayment from subsidiary                                 248,857       248,857        248,857
-------------------------------------------------------------------------------------------------------------
Net cash provided by (for) investing activities                 1,207,358      (214,501)      (358,233)
-------------------------------------------------------------------------------------------------------------
Financing activities:
   Proceeds from exercise of stock options                        248,519        50,000         60,000
   Purchase of treasury stock                                  (3,285,887)   (2,772,909)    (2,170,770)
   Payment in lieu of issuing fractional shares                        --          (761)            --
   Dividends received from Association                          3,100,000     4,000,000      4,000,000
   Payment of dividends                                        (1,510,720)   (1,237,488)    (1,103,856)
-------------------------------------------------------------------------------------------------------------
Net cash provided by (for) financing activities                (1,448,088)       38,842        785,374
-------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents             (670,643)     (471,325)       854,972
Cash and cash equivalents at beginning of year                  2,991,530     3,462,855      2,607,883
-------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                     $  2,320,887     2,991,530      3,462,855
-------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Officers and Directors

Association Officers                    Directors

David C. Burba*                         David C. Burba
President                               Chairman of the Board
                                        Westco Bancorp, Inc.
Richard A. Brechlin*
Exec. Vice President/Treasurer          Rosalyn M. Lesak
                                        Chairman of the Board
Gregg P. Goossens*                      First Federal Savings
Exec. Vice President/Lending            of Westchester

Mary S. Suffi*                          James E. Dick
Senior Vice President/Secretary         President
                                        Human Resource Associates
Kenneth J. Kaczmarek*
Senior Vice President/Controller        Edward A. Matuga
                                        Attorney-at-Law
Frederick A. Cox                        Private Practice
Vice President
                                        Edward C. Moticka
Roberta Sramek                          President
Vice President                          Moticka & Ralph

Ingrid K. Volkmann                      Thomas J. Nowicki
Vice President                          President
                                        Affiliated Appraisal Company
Victoria E. Bespole
Assistant Vice President                Robert E. Vorel, Jr.
                                        President
Constance A. Krupka                     Crest Communications, Inc.
Assistant Vice President

Rosanne M. Klingelhofer
Assistant Secretary


*Officers of Westco Bancorp, Inc.


All above directors are members of the board of Westco Bancorp, Inc. and First Federal Savings of Westchester.



Corporate Information

Stock Price Information
Westco Bancorp, Inc.'s common stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol: WCBI. The table below shows the reported high and low sales prices of the common stock during the periods indicated in fiscal 1997 and 1996, shown reflecting 1996 stock split.

--------------------------------------------------------------------------------
                             Dividends      High           Low
--------------------------------------------------------------------------------
Fourth Quarter,1997        $    .17     $   29.75     $   26.13
Third Quarter, 1997             .15         27.00         25.00
Second Quarter,1997             .15         26.63         22.00
First Quarter, 1997             .15         23.50         19.50

Fourth Quarter,1996        $    .15     $   22.25     $   21.50
Third Quarter, 1996             .12         22.25         21.00
Second Quarter,1996             .12         22.00         18.50
First Quarter, 1996             .113        18.66         18.17

--------------------------------------------------------------------------------
Westco Bancorp, Inc. had approximately 1,400 shareholders at December 31, 1997 based upon shareholders of record and an estimate of shares held in nominee names.

Investor Information:
A copy of Westco Bancorp, Inc.'s annual report on Form 10-K, to be filed with the Securities and Exchange Commission, is available without charge by writing our Corporate Office:

   Richard A. Brechlin
   Executive Vice President and Treasurer
   2121 South Mannheim Road
   Westchester, IL 60154
   (708) 865-1100

Shareholders, investors, and analysts interested in additional information may contact the above.



Annual Meeting of Shareholders
The Annual Meeting of the Shareholders of Westco Bancorp, Inc. will be held at 10:00 a.m., April 21, 1998 at:

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

   Harris Trust and Savings Bank
   Post Office Box 755
   Chicago, IL 60690
   Attention: Shareholder Communications

Corporate Counsel/Washington, D.C.
   Muldoon, Murphy and Faucette
   5101 Wisconsin Avenue, N. W.
   Washington, D.C. 20016

Corporate Counsel/Chicago, Illinois
   Gomberg, Sharfman, Gold and Ostler
   208 South LaSalle Street, Suite 1200
   Chicago, IL 60604

Independent Auditors
   Cobitz, VandenBerg and Fennessy
   9944 South Roberts Road, Suite 202
   Palos Hills, IL 60465